EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

EVOLVING SYSTEMS, INC.,

TOPAZ MERGER SUB, INC.,

TELESPREE COMMUNICATIONS,

AND,

WITH RESPECT TO SECTIONS 1.8, 1.9,  2.2, 2.4, 5.1, 5.2, AND 6.3, ARTICLE VII AND
ARTICLE VIII ONLY,

GILL COGAN,
AS THE EXCLUSIVE REPRESENTATIVE
OF THE EFFECTIVE TIME SHAREHOLDERS AND CHANGE IN CONTROL PAYMENT
RECIPIENTS

Dated as of October 24, 2013

3.9	Taxes.	23

3.10	Property	24

3.11	Contracts	24

3.12	Employee Benefit Plans and Compensation.	26

3.13	Intellectual Property; Technology; and Data Security.	29

3.14	Insurance	35

3.15	Personnel.	35

3.16	Litigation	36

3.17	Environmental Matters	37

3.18	Compliance with Laws; Permits.	37

3.19	Banking Relationships	38

3.20	Books and Records	38

3.21	Product and Service Warranties	38

3.22	Accounts Receivable	38

3.23	Brokers and Finders	39

3.24	Anti-Takeover Statute Not Applicable	39

3.25	Complete Copies of Documents	39

3.26	Certain Relationships and Related Transactions	39

3.27	Customers and Suppliers.	40

3.28	Inventory	40

3.29	Restrictions on Business Activities	40

3.30	Other Entities’ Liabilities	40

3.31	Indebtedness	40

3.32	Disclosure	40

3.33	Representations Complete	41

Article IV. REPRESENTATIONS AND WARRANTIES BY PARENT AND MERGER SUB		41

4.1	Organization and Standing	41

4.2	Authority	41

4.3	Funds	42

4.4	Governmental Filings and Consents	42

4.5	Broker’s Fees	42

4.6	Capitalization	42

4.7	SEC Filings; Financial Statements	42

4.8	Merger Sub	43

4.9	Valid Issuance	43

Article V. ADDITIONAL AGREEMENTS		43

5.1	Confidentiality.	43

5.2	Public Announcements	44

5.3	Consideration Spreadsheet.	44

5.4	Fees and Expenses	46

5.5	Indemnification; Directors’ and Officers’ Insurance	46

Article VI. CLOSING DELIVERABLES		47

6.1	Mutual Deliverables	47

6.2	Company and Representative Deliverables	47

6.3	Parent and Merger Sub Deliverables	49

Article VII. SURVIVAL; INDEMNIFICATION; REPRESENTATIVE		50

7.1	Survival.	50

7.2	Agreement to Indemnify.	51

7.3	Representative	59

7.4	Reliance on Representative	62

Article VIII. MISCELLANEOUS		62

8.1	Definitions.	62

8.2	Certain Interpretations	74

8.3	Disclosure Schedule	74

8.4	Notices	74

8.5	Successors and Assigns	76

8.6	Severability	76

8.7	Specific Performance	76

8.8	Other Remedies	77

8.9	Entire Agreement	77

8.10	Third Parties	77

8.11	Governing Law	77

8.12	Consent to Jurisdiction	77

8.13	WAIVER OF JURY TRIAL	78

8.14	Counterparts	78

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 24, 2013 by and among Evolving Systems, Inc., a Delaware corporation (“Parent”), Topaz Merger Sub, Inc., a California corporation and wholly owned Subsidiary of Parent (“Merger Sub”), Telespree Communications, a California corporation (the “Company”), and, with respect to Sections 1.8, 1.9, 2.2, 2.4, 5.1, 5.2, and 6.3, Article VII and Article VIII only, Gill Cogan, solely in his capacity as the exclusive representative of the Effective Time Shareholders (as defined herein) and the Change in Control Payment Recipients (as defined herein) in connection with the transactions contemplated by this Agreement (“Representative”).

W I T N E S S E T H:

WHEREAS, the Company Board of Directors has determined that the merger of Merger Sub with and into the Company (the “Merger”), pursuant to which, among other things, (i) each outstanding share of Company Capital Stock will be cancelled and converted into the right to receive the consideration set forth herein, and (ii) the Company will become a wholly owned Subsidiary of Parent, as well as all of the other transactions contemplated by this Agreement, are fair to and in the best interests of the Company and its shareholders, and in furtherance thereof, the Company Board of Directors has determined that this Agreement is advisable and has approved this Agreement in accordance with applicable provisions of the California Corporations Code (the “CCC”), and has approved the Merger and the other transactions contemplated by this Agreement.

WHEREAS, the Company Board of Directors has resolved to unanimously recommend that the Company Shareholders adopt this Agreement in accordance with California Law and approve the Merger and the other transactions contemplated by this Agreement.

WHEREAS, the Company has obtained  (and delivered to Parent) an irrevocable written consent, in the form attached hereto as Exhibit A (the “Shareholder Written Consent”), from Company Shareholders who collectively hold more than fifty percent (50%) of the outstanding shares of (i) Company Preferred Stock, voting together as a single class on an as-converted-to-Company-Common Stock basis, and (ii) Company Common Stock (the Company Shareholder approvals described in clauses (i) and (ii) being referred to herein as the “Required Shareholder Approval”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the persons listed on Schedule 6.2(n) have entered into and delivered to Parent Non-Competition Agreements (the “Non-Competition Agreements”) to be effective upon the Closing Date.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the persons listed on Schedule 6.2(i) have entered into and delivered to Parent limited release agreements with respect to the their rights with respect to receipt of bonus payments related to the consummation of the Merger (the “Change in Control Payment Release”).

WHEREAS, each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, desire to make certain representations, warranties, covenants and agreements to the other in connection with and contemplation of the Merger and the other transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

Article I.
THE MERGER

1.1       The Merger.  Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of California Law, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly owned Subsidiary of Parent.  The Company as the surviving corporation of the Merger is hereinafter sometimes referred to herein as the “Surviving Corporation.”

1.2       Effective Time.  Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall cause the Merger to become effective by filing an agreement of merger in substantially the form attached hereto as Exhibit B, together with accompanying officers’ certificates in customary form (collectively, the “Agreement of Merger”) with the Secretary of State of the State of California in accordance with the relevant provisions of California Law, as soon as practicable after the Closing (but in any event on the Closing Date if the Closing occurs at a time at which such filings are accepted for filing by the Secretary of State of the State of California, or the first business day thereafter if the Closing occurs at a time at which such filings are not accepted for filing by the Secretary of State of the State of California). The actual time of acceptance of such filing by the Secretary of State of the State of California (or any later time as may be mutually agreed upon in writing by Parent and the Company and expressly designated as the effective time of the Merger in the Agreement of Merger) is referred to herein as the “Effective Time.”

1.3       Closing.  The Merger shall be consummated at a closing (the “Closing”) to occur on the date hereof or as soon as practicable thereafter, at the offices of Bryan Cave LLP, 1700 Lincoln St., Suite 4100, Denver, Colorado, 80203, unless another date and/or place is mutually agreed upon in writing by Parent and the Company.  The date upon which the Closing actually occurs hereunder is referred to herein as the “Closing Date.”

1.4       Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of California Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5       Articles of Incorporation; Bylaws; Corporate Records.

(a)                                 Articles of Incorporation.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Amended and Restated Articles of Incorporation, dated as of July 6, 2006, of the Company, as amended and in effect immediately prior to the Effective Time (the “Charter” and, together with the Bylaws of the Company, as in effect immediately prior to the Effective Time, the “Company Organizational Documents”), shall be amended and restated in its entirety to read as set forth in Exhibit F.  The articles of incorporation as so amended and restated shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with the CCC and such articles of incorporation.

(b)                                 Bylaws.  Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated to be identical to the bylaws substantially in the form attached hereto as Exhibit G.  The bylaws as so amended and restated shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the CCC, the articles of incorporation of the Surviving Corporation and such bylaws; provided, however, that any references to the name of Merger Sub in such bylaws shall be amended to refer to “Evolving Systems Labs, Inc.”

(c)                                  Corporate Records.  At the Closing, the Company or its agents shall have control of the original stock books, stock ledgers, minute books and corporate seal, if any, of the Company and other controlled Affiliates (if any).

1.6       Directors and Officers of Surviving Corporation.

(a)                                 Directors.  Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

(b)                                 Officers.  Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, or their earlier death, resignation or removal.

1.7       Consideration.  The aggregate consideration payable by Parent in respect of the Merger shall be (a) (i) $1,000,000 in cash, as may be adjusted pursuant to Section 1.8(a)(ii) (the “Initial Cash Payment”) and (ii) shares of Parent Common Stock with an aggregate value of $790,763, based on the fifteen (15) day volume-weighted average price as of the day immediately prior to Closing (the “Stock Consideration”), each delivered at the Closing (the “Initial Merger Consideration”) plus (b) $500,000 in cash, as may be adjusted pursuant to Sections 1.8(b)(ii) and 7.2(g) (the “Final Cash Payment”), which shall be delivered one (1) year from the Effective Time, minus (c) the Transaction Expenses  plus (d) the Deferred Payments, as may be adjusted by Section 7.2(g) (collectively, the “Merger Consideration”).

1.8       Adjustment Amount.

(a)                                 Pre-Closing Adjustment.

(i)             Not later than 5:00 p.m. Denver, Colorado, time on the date that is two Business Days before the Closing Date, the Company shall have delivered to Parent draft estimated financial statements (“Preliminary Financial Statements”) of Company as of the Closing Date, including the Company’s good faith determination of the Working Capital as of the Closing Date and the Adjustment Amount (the “Estimated Adjustment Amount”).

(ii)          If the Estimated Adjustment Amount is positive, Parent shall increase the amount of the Initial Cash Payment by the amount of such surplus; and if the Adjustment Amount is negative, Parent may reduce the amount of the Initial Cash Payment by the amount of such deficit; provided that if such portion of the Initial Cash Payment is not sufficient, then the Final Cash Payment shall be reduced by the amount of such additional deficiency.

(b)                                 Final Adjustment.

(i)             Parent and the Surviving Corporation will prepare (or cause to be prepared) financial statements (“Closing Financial Statements”) of Company as of the Closing Date, including Parent’s good faith determination of the Working Capital as of the Closing Date and the Adjustment Amount.  Parent will deliver the Closing Financial Statements to Representative within sixty (60) days after the Closing Date.  During the thirty (30) days immediately following the Representative’s receipt of the Closing Financial Statements (“Review Period”), the Representative will be permitted to make commercially reasonable inquiries of Parent and the Surviving Corporation and their respective employees, accountants and representatives for purposes of determining whether the Representative has any reasonable basis for objection to the Closing Financial Statements and Working Capital and Adjustment Amount calculations.  Parent, the Surviving Corporation will, and Parent and the Surviving Corporation will use commercially reasonable efforts to cause their respective auditors to  make themselves reasonably available to the Representative and its auditors, employees and other advisors, and make reasonably available to the Representative and its auditors, employees and other advisor, all records and work papers used in preparing the Closing Financial Statements and Working Capital and Adjustment Amount calculations.  Assuming such cooperation of Parent, the Surviving Corporation and their respective employees, accountants and representatives, the Working Capital and Adjustment Amount calculations shall be deemed accepted and conclusive and binding, unless Representative shall give written notice to Parent of the items with which Representative, on behalf of the Effective Time Shareholders and Change in Control Payment Recipients, disagrees (“Disagreement Notice”) within thirty (30) days of the actual receipt by Representative of the Closing Financial Statements (“Disagreement Notice Date”).  The Disagreement Notice shall specify each item disagreed with by Representative (or Representative’s calculation thereof) and the dollar amount of the disagreement and specify in reasonable detail the basis for each disagreement.  Parent and Representative shall, during the twenty (20) days after receipt by Parent of the Disagreement Notice, negotiate in good faith to resolve any such disagreements with respect to the Closing Financial Statements and Working Capital and Adjustment Amount calculations.  If at the end of such twenty (20) days, the parties have been unable to resolve their disagreements, such disagreements shall be resolved by KPMG LLP, (the “Unaffiliated Firm”).  The Unaffiliated Firm shall (i) resolve the disagreement as to the Closing Financial Statements as promptly as possible after its engagement by the parties, (ii) consider and resolve only those items in the Disagreement Notice which remain unresolved between Parent and Representative, and (iii) otherwise employ such procedures as it, in its sole discretion, deems necessary or appropriate under the circumstances.  The determination of the Unaffiliated Firm shall be in accordance with the standards set forth in this Section 1.8.  The Unaffiliated Firm shall submit to the parties a report (the “Unaffiliated Firm Report”) of its review of the items in the Disagreement Notice as promptly as practicable and shall include in the Unaffiliated Firm Report its calculation of the Working Capital and the Adjustment Amount, which adjustments shall be no more favorable to Parent than reflected in the Closing Financial Statements, and no more favorable to the Effective Time Shareholders and the Change in Control Payment Recipients than reflected in the Disagreement Notice.  The date Parent and Representative receive the Unaffiliated Firm Report shall be the “Unaffiliated Firm Report Date.”  The calculations so made by the Unaffiliated Firm in the Unaffiliated Firm Report shall be conclusive and binding on, and non-appealable by, the parties hereto.  If the Unaffiliated Firm’s determination of Working Capital is closer to the value initially asserted by Parent to the Unaffiliated Firm, then the Effective Time Shareholders and Change in Control Payment Recipients will pay the fees, costs and disbursements of the Unaffiliated Firm, and the Representative is authorized to pay such fees, costs and disbursements by instructing Parent to deduct the amount thereof from the Final Cash Payment.  If the Unaffiliated Firm’s determination of Working Capital is closer to the value initially asserted by the Representative to the Unaffiliated Firm, then Parent will pay the fees, costs and disbursements of Unaffiliated Firm.  Each of Parent and the Representative shall promptly cooperate in good faith with the Unaffiliated Firm to assist in the Unaffiliated Firm’s preparation of the Unaffiliated Firm Report, including making available to the extent necessary their respective books, records, work papers, and personnel from and after the Closing Date until the Unaffiliated Firm Report.

(ii)          On the third (3rd) business day following the final determination of the Adjustment Amount (such date to be the Disagreement Notice Date or the Unaffiliated Firm Report Date, as applicable), if the Adjustment Amount is greater than the Estimated Adjustment Amount, Parent shall increase the amount of the Final Cash Payment by the amount of such surplus; and if the Adjustment Amount is less than the Estimated Adjustment Amount, Parent may reduce the amount of the Final Cash Payment by the amount of such deficit; provided that if such portion of the Final Cash Payment is not sufficient, then the aggregate value of the Deferred Payments shall be reduced by the amount of such additional deficiency.

(c)                                  The Preliminary Financial Statements and the Closing Financial Statements shall be prepared in accordance with GAAP applied on a basis consistent with the same accounting principles, practices and policies used by Parent in its preparation of an adjusted balance sheet of the Company for certain periods prior to the date hereof, an example of which is set forth on Schedule 1.8 (the “Adjusted Financial Statements”).  The Preliminary Financial Statements and the Closing Financial Statements shall be determined using the same accounting methods, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in preparation of the Adjusted Financial Statements; provided, however, Preliminary Financial Statements and the Closing Financial Statements shall contain the adjustments described in Schedule 1.8, and, provided further, however, other  than the adjustments described in Schedule 1.8, shall not include any changes in assets or liabilities as a result of purchase or other non-cash accounting adjustments or other changes arising from or resulting as a consequence of the transactions contemplated hereby. The parties agree that the purpose of preparing the Preliminary Financial Statements and the Closing Financial Statements and the related purchase price adjustment contemplated by this Section 1.8  according to the accounting principles, practices and policies used in the preparation of the Adjusted Financial Statements is to measure changes in Working Capital, and, other than the adjustments described in Schedule 1.8, such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining the Preliminary Financial Statements and the Closing Financial Statements.

1.9       Deferred Payments.  For each of the twelve month periods (a) commencing on the Closing Date and ending on the first anniversary of the Closing Date, (b) commencing the day after the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date, and (c) commencing on the day after the second anniversary of the Closing Date and ending on the third anniversary of the Closing Date (each a “Deferred Payment Period”), Parent will pay to the Effective Time Shareholders and the Change in Control Payment Recipients, as provided in Section 2.2 of this Agreement, a “Deferred Payment” equal to thirty-four percent (34%) of all Qualifying Revenue in excess of $2,290,763 for such Deferred Payment Period, subject to adjustment as described in Section 1.9(j) below  (the “Qualifying Revenue Threshold”).

(a)                                 “Qualifying Revenue” means total revenue recognized by Parent in accordance with GAAP from (i) license fees; (ii) professional or other types of services fees; (iii) usage fees, transaction fees or royalties; (iv) incremental maintenance and support fees; and (v) enforcing Company Patents (as defined below) against third parties, in each case derived from Eligible Products (as defined below), and, in the case of clause (v) above, after payment of applicable costs and expenses, including but not limited to legal fees and expert witness fees, associated with enforcing the Eligible Patents.  “Qualifying Revenue” shall include, without limitation, revenue derived from (a) any Parent or Parent affiliate purchase order received and accepted by Parent or its affiliate under an existing or new license agreement or (b) any other customer license agreement or contract with Parent or a Parent affiliate, including the Company Products (as defined below) provided as part of a Bundled Product (as defined below), under a services contract or under an existing Parent or Parent affiliate contract, all as determined in the manner specified below.

(b)                                 “Bundled Products” means Parent or Parent affiliate product or service offerings, or any other product bundle provided to a Parent or Parent affiliate customer that include:  (a) Company Products and (b) Parent products or services which do not constitute Company Products.

(c)                                  “Company Patents” means those patents of Company set forth on Schedule 3.13(a)(ii) of the Disclosure Schedule.

(d)                                 “Company Products “ means those products (and services related primarily thereto) of Company set forth on Exhibit C, including updates, upgrades, modifications, enhancements, improvements and new versions, for example a New Industry Vertical of an existing product.  For the avoidance of doubt, Company Products will not include any products generally available from Parent prior to the Closing Date or acquired by Parent through subsequent acquisitions that do not license or incorporate Company Products.

(e)                                  Upon the license of Company Products and Bundled Products (collectively, “Eligible Products”) by Parent or a Parent affiliate, the Parent or such affiliate will assign a price to the respective Eligible Products.  Prices for Company Products will be determined by Parent; provided that, for purposes of calculating the Deferred Payments, there will be a minimum price (the “Minimum Allocated Price”) as set forth on Exhibit D.

(f)                                   Deferred Payments will be calculated and payable as follows: on or before the date which is 10 business days after Parent publicly reports its quarterly/annual financial results following the end of each Deferred Payment Period, Parent will (i) prepare and deliver to Company’s Representative a schedule setting forth the Qualifying Revenue and the Deferred Payment due to Company (the “Deferred Payment Schedule”), (ii) prepare and deliver to Company’s Representative a report, certifying that the Deferred Payment Schedule is true, complete and correct, executed  by a duly authorized officer of Parent, and setting forth with respect to the calculation of the Deferred Payments, the customers associated with the Qualifying Revenue, and the date of the contract, along with a listing of the Qualifying Revenue recognized and the identity and quantity of Eligible Products and services sold for purposes of calculating the Qualifying Revenue (the Deferred Payment Schedule together with such report, a “Deferred Payments Report”) to the extent it does not violate a customer’s Non-disclosure Agreement, and (iii) to the extent the Qualifying Revenue Threshold is met, pay to the Effective Time Shareholders and the Change in Control Payment Recipients, as provided in Section 2.2, the Deferred Payment set forth in the Deferred Payment Schedule.  The Deferred Payments Report will be considered confidential Parent information and the Representative shall not distribute the Deferred Payments Report to the Shareholders or the Change in Control Payment Recipients.  The Representative may make the Deferred Payments Report available for inspection by  the Effective Time Shareholders and the Change in Control Payment Recipients (without retaining copies thereof) so long as any such party desiring to inspect the Deferred Payments Report executes an agreement confirming that the Deferred Payments Report and the information set forth therein constitutes confidential Parent information and agreeing to hold such information in strict confidence.  Parent will provide the Representative and the Representative’s representatives reasonable access to the books and records and employees, auditors, representatives and advisors of the Parent and its affiliates to the extent necessary to determine the accuracy of the Deferred Payments Report and will cause the employees, auditors, representatives and advisors of the Parent and its affiliates to reasonably cooperate with the Representative and the Representative’s representatives in connection with their determination of the accuracy of the Deferred Payments Report.  The Deferred Payments Report will be deemed accepted and conclusive and binding, unless Representative gives written notice to Parent of the items with which Representative disagrees (“Deferred Payments Disagreement Notice”) within thirty (30) days of the actual receipt by Representative of the Deferred Payments Report.  The Deferred Payments Disagreement Notice will specify each item disagreed with by Representative (or Representative’s calculation thereof) and the dollar amount of the disagreement and specify in reasonable detail the basis for each disagreement.  Parent and Representative will, during the twenty (20) days after receipt by Parent of the Deferred Payments Disagreement Notice, negotiate in good faith to resolve any such disagreements with respect to the respective Deferred Payments Report.  If at the end of such twenty (20) days, the parties have been unable to resolve their disagreements, such disagreements will be resolved by the Unaffiliated Firm.  The Unaffiliated Firm will (i) resolve the disagreement as to the Deferred Payments Report as promptly as possible after its engagement by the parties, (ii) consider and resolve only those items in the Deferred Payments Disagreement Notice which remain unresolved between Parent and Representative, and (iii) otherwise employ such procedures as it, in its sole discretion, deems necessary or appropriate under the circumstances.  The Unaffiliated Firm will submit to the parties a report of its review of the items in the Deferred Payments Disagreement Notice as promptly as practicable and will include in such report its calculation of the Qualifying Revenue, which adjustments will be no more favorable to Parent than reflected in the Deferred Payments Report, and no more favorable to Company than reflected in the Deferred Payments Disagreement Notice.  The calculations so made by the Unaffiliated Firm will be conclusive and binding on, and non-appealable by, the parties hereto.  If the Unaffiliated Firm’s determination of Qualifying Revenue is closer to the value initially asserted by Parent to the Unaffiliated Firm, then the Company will pay the fees, costs and disbursements of the Unaffiliated Firm, and the Representative is authorized to pay such fees, costs and disbursements by instructing Parent to deduct the amount thereof from the Deferred Payment.  If the Unaffiliated Firm’s determination of Qualifying Revenue is closer to the value initially asserted by the Representative to the Unaffiliated Firm, then Parent will pay the fees, costs and disbursements of Unaffiliated Firm.  Each of Parent and Representative will promptly cooperate in good faith with the Unaffiliated Firm to assist in the Unaffiliated Firm’s calculation of Qualifying Revenue.  If the Unaffiliated Firm’s calculation of Qualifying Revenue results in an amount owed to Company with respect to the Deferred Payments, Parent will pay such amount to the Effective Time Shareholders and Change in Control Payment Recipients within thirty (30) business days of the delivery to Parent and Representative of such calculation by the Unaffiliated Firm.

(g)                                  Parent and its affiliates will maintain separate records regarding Qualifying Revenue.  At any time during business hours within a notice period of not less than ten (10) business days to Parent, Representative and its agents will have the right to inspect the records of Parent and its affiliates and to discuss such records with Parent’s Chief Executive Officer and Vice President of Finance at Parent’s place of business, as reasonably necessary to calculate, verify and determine Qualifying Revenue.  If such an inspection discloses an underpayment, Parent will promptly pay to the Effective Time Shareholders and Change in Control Payment Recipients the amount of the underpayment.  Parent will diligently cooperate in good faith with such inspection by Representative.  During the entire Deferred Payment Period and for the six months thereafter, Parent will maintain complete and accurate records and all data needed for verification of its calculations of Qualifying Revenue.

(h)                                 Parent will use its commercially reasonable efforts to market and sell the Eligible Products to its customers, such efforts to be evidenced by, among other factors, regular contact and discussions of Eligible Products with potential customers as reasonably appropriate for such potential customers, providing personnel with the necessary skills, experience and expertise to market and sell Eligible Products and providing reasonably sufficient equipment, capital and similar resources consistent with Parent’s standard practices.  Parent will also provide reasonable levels of sales and marketing and other support for Eligible Products in light of market demand, customer requirements, product life cycles, product sales, product margins, competitive concerns and other relevant considerations, consistent with Parent’s standard practices.  Subject to Section 1.9(e) above, Parent will have complete discretion and control over the pricing of Eligible Products to its customers. During the Deferred Payments Period, Parent will provide to Representative sales reports related to the Eligible Products for each fiscal quarter within thirty (30) days after the end of each fiscal quarter.

(i)                                     Parent agrees not to sell or otherwise transfer any or all of the ownership interest in or to the Eligible Products during the Deferred Payments Period without Representative’s prior written approval, which approval will not be unreasonably withheld.  For purposes of this provision either (i) the sale, lease, license, transfer, conveyance or other disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of the Parent and its Subsidiaries, taken as a whole, or (ii) a transaction or a series of related transactions (including by way of merger, consolidation, recapitalization, reorganization, amalgamation, sale of equity securities or otherwise) the result of which is that the holders of the Parent’s outstanding voting securities immediately prior to such transaction or series of related transactions are (after giving effect to such transaction or series of related transactions) no longer, in the aggregate, the “beneficial owners” (as such term is defined in Rule 13d-3 and Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended), directly or indirectly through one or more intermediaries, of a majority of the voting power of the outstanding voting securities of the Company (collectively, a (“COC Event”) will not require Representative’s consent if the resulting or acquiring entity, at its option, agrees (i) to assume all obligations of Parent under this Agreement or  (ii) to pay the Effective Time Shareholders and the Change in Control Payment Recipients the Deferred Payments Termination Fee (as defined below).

(j)                                    The “Deferred Payments Termination Fee” will be as follows, based upon the date the COC Event is closed (the “COC Completion Date”):

(i)                                     COC Completion Date occurs prior to the date that is less than 6 months after the Closing Date under this Agreement: $4,970,000;

(ii)                                  COC Completion Date occurs on or after the date that is 6 months after the Closing Date and prior to the date that is 12 months after the Closing Date under this Agreement: $4,325,700;

(iii)                               COC Completion Date occurs on or after the date that is 12 months after the Closing Date and prior to the date that is 18 months after the Closing Date under this Agreement: $3,681,400;

(iv)                              COC Completion Date occurs on or after the date that is 18 months and prior to the date that is 24 months after the Closing Date under this Agreement: $3,037,100;

(v)                                 COC Completion Date occurs on or after the date that is 24 months and prior to the date that is 30 months after the Closing Date under this Agreement: $2,392,800;

(vi)                              COC Completion Date occurs on or after the date that is 30 months and prior to the date that is 36 months after the Closing Date under this Agreement: $1,748,500; and

(vii)                           COC Completion Date occurs on or after the date that is 36 months after the Closing Date of this Agreement: No Deferred Payments Termination Fee.

(k)                                 Increase of Annual Qualifying Revenue Threshold.  To the extent the Annual Qualifying Revenue Threshold is below $2,290,763 in year 1 or 2, the Annual Qualifying Revenue Threshold for the following year will be increased by the amount of the shortfall.  For example, if in the first year, the Annual Qualified Revenue Threshold is $2.0 M, then the amount of the shortfall ($290,763) will be added to the Annual Qualified Revenue Threshold for the second year and the Deferred Payment for the second year will only be paid if the Annual Qualified Revenue in the second year is greater than $2,581,526

(l)                                     Inter-Company Use and Licensing.  Notwithstanding anything contained herein to the contrary any use by, or license to, Parent or any of its wholly-owned subsidiaries of the Eligible Products for internal use and testing purposes (and not for resale or other commercialization purposes or with any rights to sublicense, distribute or make available for use on a service provider basis) will not be included in the calculations of the Deferred Payments.

Article II.
CONVERSION AND EXCHANGE OF SECURITIES

2.1       Effect on Company Capital Stock.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a)                                 Merger Sub Capital Stock.  Each share of common stock of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into and become, and shall thereupon represent, one fully paid and nonassessable share of common stock of the Surviving Corporation, with the same rights, powers and privileges as the shares so converted.

(b)                                 Company Capital Stock.

(i)                                     Generally.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of shares of Company Capital Stock, upon the terms and subject to the conditions set forth in this Section 1.7, and throughout this Agreement, each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time (other than Company Treasury Stock, Parent Owned Company Capital Stock and Dissenting Shares) shall be cancelled and extinguished and converted automatically into the right to receive (without interest and subject to applicable tax withholding), following the surrender of the applicable certificate(s) (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement) in accordance with the terms of this Agreement and in the manner provided herein:

(A)                               with respect to each outstanding share of Company Series E Preferred Stock, each share of Series E Preferred Stock issued and outstanding immediately prior to the Effective Time shall be entitled to a pro rata portion of the Merger Consideration (without duplication, after deductions for the Change in Control Payments and Transaction Expenses to be made from the Merger Consideration), and as such Merger Consideration may be adjusted pursuant to Sections 1.8(b)(ii), 1.9, and 7.2(g);

(B)                               with respect to each outstanding share of Company Series D Preferred Stock, no consideration shall be delivered with respect thereto or in exchange therefor and each holder of a certificate that formerly evidenced such share of Company Series D Preferred Stock shall cease to have any rights with respect thereto;

(C)                               with respect to each outstanding share of Company Series C Preferred Stock, no consideration shall be delivered with respect thereto or in exchange therefor and each holder of a certificate that formerly evidenced such share of Company Series C Preferred Stock shall cease to have any rights with respect thereto;

(D)                               with respect to each outstanding share of Company Series B Preferred Stock, no consideration shall be delivered with respect thereto or in exchange therefor and each holder of a certificate that formerly evidenced such share of Company Series B Preferred Stock shall cease to have any rights with respect thereto;

(E)                                with respect to each outstanding share of Company Series A Preferred Stock, no consideration shall be delivered with respect thereto or in exchange therefor and each holder of a certificate that formerly evidenced such share of Company Series A Preferred Stock shall cease to have any rights with respect thereto; and

(F)                                 with respect to each outstanding share of Company Common Stock, no consideration shall be delivered with respect thereto or in exchange therefor and each holder of a certificate  that formerly evidenced such share of Company Common Stock shall cease to have any rights with respect thereto.

(ii)                                  Effect of Conversion of Company Capital Stock.  From and after the Effective Time, each share of Company Capital Stock that is cancelled pursuant to Section 2.1(b)(i) shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a certificate formerly representing shares of Company Capital Stock shall cease to have any rights with respect thereto other than the right to receive, upon the terms and subject to the conditions set forth in this Agreement, that portion of the Merger Consideration payable in respect of the shares of Company Capital Stock evidenced by such certificate pursuant to Section 2.1(b)(i) upon the surrender of such certificate (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement (each defined below)) in accordance with the terms of this Agreement and in the manner provided herein.

(iii)                               Company Treasury Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each share of Company Capital Stock that is outstanding and held of record by the Company as of immediately prior to the Effective Time (“Company Treasury Stock”) shall continue to be so held and no consideration shall be paid or payable in respect thereof.

(iv)                              Dissenting Shares.

(A)                               Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time eligible under Chapter 13 of the CCC (“Chapter 13”) to exercise appraisal rights and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand, and properly demands, appraisal of such shares pursuant to Chapter 13, and complies in all respects with the provisions of Chapter 13 and has not effectively withdrawn or lost the right to demand relief as a dissenting shareholder under the CCC as of the Effective Time (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive Merger Consideration pursuant to Section 2.1(b)(i), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Chapter 13.  Notwithstanding the provisions of this Section 2.1(b)(iv), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal under Chapter 13, or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Chapter 13, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the applicable portion of the Merger Consideration payable or otherwise deliverable in respect of such shares pursuant to Section 2.1(b)(i), without interest, upon surrender of the certificate representing such shares.  Any (i) payment or payments in respect of any Dissenting Shares in excess of the portion of the Merger Consideration that otherwise would have been payable or deliverable in respect of such shares in accordance with Section 2.1(b)(i) or (ii) Damages (including attorneys’ and consultants’ fees, costs and expenses and including any such fees, costs and expenses incurred in connection with investigating, defending against or settling any action or proceeding) in respect of any Dissenting Shares are, collectively are referred to herein as “Dissenting Share Payments.”

(B)                               The Company shall (1) comply with the requirements of Chapter 13, (2) give Parent prompt notice of any written demand received by the Company pursuant to Chapter 13 of withdrawals of such demands, and provide copies of any documents or instruments served pursuant to the CCC and received by the Company and (3) give Parent the opportunity to direct all negotiations and proceedings with respect to any such demands.  The Company shall not make any payment or settlement, or offer to pay or settle, prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

(c)                                  Company Options. Prior to the Effective Time, all Company Options shall no longer be outstanding and shall have been canceled and retired and cease to exist and each holder thereof shall have ceased to have any rights with respect thereto. The Company shall have caused each equity compensation plan, agreement or arrangement (including, without limitation, the Company Stock Plan) of the Company to be terminated prior to the Effective Time.  At the Closing, the Company shall deliver to Parent true and complete copies of the duly executed documents that effectuate each such termination.

(d)                                 Warrants.  As of the Effective Time, all warrants to purchase Common Stock, including, without limitation, the Series C Preferred Stock Warrants, (each, a “Company Warrant”) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist and each holder thereof shall cease to have any rights with respect thereto.

(e)                                  Company Notes. Prior to the Effective Time, each outstanding promissory note of the Company (each, a “Company Note”) shall have been converted into Company Series E Preferred Stock or shall have been otherwise terminated, and shall no longer be outstanding and shall be canceled and retired and cease to exist and each holder thereof shall cease to have any rights with respect thereto and the Company shall have no obligations under such Company Notes.  If requested by Parent, as a condition to being paid the Merger Consideration, each prior holder of a Company Note shall execute a letter of transmittal in a form reasonably acceptable to Parent.

2.2       Payment Procedures.

(a)                                 Payment Fund.  Promptly after the Effective Time, and on the one (1), two (2) and three (3) year anniversaries of the Effective Time, Parent shall deliver the Initial Merger Consideration, the Final Cash Payment  and the Deferred Payments, as applicable, to the Effective Time Shareholders and make the payments to the  Change in Control Payment Recipients, in each case, in accordance with the Consideration Spreadsheet.

(b)                                 Payment Procedures.

(i)                                     Change in Control Payments and Transaction Expenses.  Parent shall deliver to each Change in Control Payment Recipient listed on Schedule 6.2(i) the amounts of cash and/or Parent Common Stock specified opposite such Change in Control Payment Recipient’s name on the Consideration Spreadsheet as promptly as practicable after such payments become due, net of applicable Tax withholding.  At the time of both the Initial Cash Payment and the Final Cash Payment, Parent shall pay all Transaction Expenses as specified on the Consideration Spreadsheet; provided that all such Change in Control Payments and Transaction Expenses shall be deducted, on a dollar-for-dollar basis, from the aggregate amount of the Initial Merger Consideration, the Final Cash Payment or the Deferred Payments, as applicable, prior to the distribution of the Initial Merger Consideration, the Final Cash Payment or the Deferred Payments, as applicable, pursuant to Section 2.1(b)(i)(A); provided further, however that no Change in Control payment shall be made without the receipt by Parent of a Change in Control Release executed by the Change in Control Payment Recipient.

(ii)                                  Merger Consideration. Parent shall have mailed to each Effective Time Shareholder a letter of transmittal in substantially the form attached hereto as Exhibit E (a “Shareholder Transmittal Letter”), which shall (i) specify that delivery shall be effected, and risk of loss and title to a certificate(s) representing shares of the Company Capital Stock that are being converted into the right to receive payment pursuant to Section 2.1(b)(i) (each, a “Company Stock Certificate”) shall pass only upon delivery of such certificate(s) to Parent after the Effective Time, (ii) be in such form and have such other reasonable provisions not inconsistent with this Agreement as Parent or Representative may specify, (iii) include IRS Form W-9 or Form W-8BEN or any successor form, as applicable, and (iv) include instructions for use in effecting the surrender of Company Stock Certificate(s) for that portion of the Merger Consideration payable in respect of the shares of Company Capital Stock represented thereby under this Agreement.  The delivery of the appropriate Merger Consideration to any holder of Company Capital Stock is expressly conditioned upon the execution and delivery of a Shareholder Transmittal Letter, properly completed and duly executed by each such Effective Time Shareholder.  After the Effective Time, and after Parent receives a Company Stock Certificate (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement), together with a properly completed and duly executed Shareholder Transmittal Letter, Parent shall deliver to such Effective Time Shareholder the following, each in accordance with the terms of this Agreement in respect of the Shares of Company Capital Stock formerly represented by such Company Stock Certificate(s) as specified on the Consideration Spreadsheet:

(A)                               the applicable Initial Merger Consideration, in the amounts of cash and/or Parent Common Stock specified opposite such Effective Time Shareholder’s name on the Consideration Spreadsheet, upon receipt of the Shareholder Transmittal Letter and the surrender of the applicable Company Stock Certificate (or alternatively, a Lost Stock Affidavit and a Lost Certificate Indemnity Agreement);

(B)                               one (1) year from the Effective Time, the applicable Final Cash Payment in accordance with the distribution allocation percentages of cash specified opposite such Effective Time Shareholder’s name on the Consideration Spreadsheet, and as may be adjusted by Sections 1.8(a) and 7.2(g);

(C)                               one (1), two (2) and three (3) years from the Effective Time, the applicable Deferred Payments, if any, in accordance with the distribution allocation percentages specified opposite such Effective Time Shareholder’s name on the Consideration Spreadsheet, as may be adjusted by Sections 1.9 and 7.2(g);

and the Company Stock Certificate so surrendered shall forthwith be cancelled.  If payment of any portion of the applicable Initial Closing Payment, Final Cash Payment or Deferred Payment is to be made to a Person other than the Person in whose name the surrendered certificate(s) are registered, it shall be a condition of payment that the Person requesting such payment (A) shall have paid any transfer and other Taxes required by reason of the payment of those amounts to a Person other than the registered holder of the Company Stock Certificate surrendered, and shall have established to the satisfaction of Parent and Representative that such Tax has been paid, or (B) shall have established to the satisfaction of Parent and Representative that such Tax is not applicable.  From and after the Effective Time, until surrendered as contemplated by this

Section 2.2(b), each Company Stock Certificate formerly representing shares of Company Capital Stock shall be deemed to represent for all purposes only the right to receive the applicable Merger Consideration, including, without limitation, the Initial Merger Consideration, the Final Cash Payment, and the Deferred Payments, if any, in respect of such shares of Company Capital Stock formerly represented thereby in accordance with the terms of this Agreement and in the manner provided herein.

(c)                                  Withholding Rights. Each of the Company, Parent and the Surviving Corporation shall be entitled to deduct and withhold and pay over to the applicable Taxing Authorities from the payment of any consideration payable or otherwise deliverable to any Person under this Agreement such amounts as may be required to be deducted and withheld and paid over with respect to the making of such payment under the Code or any other applicable Laws and to request and be provided the applicable Form W-9 or W-8 or any successor form from each such Person.  To the extent that amounts are so withheld and paid by the Company, Parent or the Surviving Corporation to the applicable Taxing Authorities on behalf of the holders of Company Capital Stock, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d)                                 Lost, Stolen or Destroyed Certificates.  In the event any certificate(s) which formerly represented shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making and delivery of (a) an affidavit of that fact by the Effective Time Shareholder in form reasonably satisfactory to Parent (a “Lost Stock Affidavit”), Parent shall pay such Effective Time Shareholder the portion of the Merger Consideration to which such Effective Time Shareholder is entitled pursuant to Section 2.1(b)(i); provided, however, that Parent may, in its sole discretion (acting in good faith), require the owner of such lost, stolen or destroyed certificate(s) or agreements to deliver an agreement of indemnification in form reasonably satisfactory to Parent and post a bond in such sum as Parent may require, against any claim that may be made against Parent or the Surviving Corporation with respect to the certificate(s) or agreements alleged to have been lost, stolen or destroyed (the “Lost Certificate Indemnity Agreement”).

(e)                                  Escheat.  Notwithstanding anything in this Agreement to the contrary, neither Parent nor any other Person shall be liable to any Company Shareholder, holder of Company Options, holder of Company Warrants, holder of Company Notes or any other Person for any amount paid to a public official pursuant to applicable abandoned property law, escheat law or similar applicable Law.  Any portion of the Merger Consideration or other amounts remaining unclaimed by holders of Company Securities three (3) years after the date such payment originally became payable (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Laws, become the property of Parent free and clear of any Lien.

2.3       Transfer Books; No Further Ownership Rights in the Shares.  At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of the shares of Company Capital Stock on the records of the Company.  From and after the Effective Time, the holders of certificates formerly evidencing ownership of the shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Laws.  After the Effective Time, the Surviving Corporation shall cancel and exchange, as provided in this Section 2.3, any presented certificate representing shares of Company Capital Stock outstanding immediately prior to the Effective Time.

2.4       Taking of Further Necessary Action. Each of Parent, the Company and Representative will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger and cause the distribution of proceeds in accordance with this Agreement as promptly as possible.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company immediately prior to the Effective Time are and will remain fully authorized in the name of the Company or otherwise to take, and shall take, upon request by Parent, all such lawful and necessary action.

Article III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to any exceptions that are expressly and specifically set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of this Agreement, dated as of the date hereof (the “Disclosure Schedule”) (it being understood and hereby agreed that (i) the information set forth in the Disclosure Schedule shall be disclosed under separate section and subsection references that correspond to the sections and subsections of this Article III to which such information relates, and (ii) the information set forth in each section and subsection of the Disclosure Schedule shall qualify (A) the representations and warranties set forth in the corresponding section or subsections of this Article III, and (B) any other representations and warranties set forth in this Article III (other than Section 3.7(a)) if and solely to the extent that it is readily apparent on the face of such disclosure (without reference to any document(s) referenced therein) that such disclosure applies to such other representations and warranties), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

3.1       Authority.

(a)                                 The Company has all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required hereby to be executed and delivered by the Company pursuant hereto and to perform its obligations hereunder and thereunder and, subject only to the receipt of the Minimum Shareholder Approval, to consummate the Merger and  the other transactions contemplated hereby and thereby.  The execution, delivery and performance by the Company of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto and  the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company and the Company Shareholders.  The board of directors of the Company (the “Company Board of Directors”) has (i) unanimously determined that it is fair to, advisable and in the best interests of the Company Shareholders to enter into a business combination upon the terms and subject to the conditions of this Agreement, (ii) unanimously approved this Agreement, the principal terms of the Merger, the Merger and the other transactions contemplated hereby and thereby and (iii) unanimously resolved to recommend that the Company Shareholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any certificate or other instrument required to be executed and delivered by the Company pursuant hereto or to consummate the Merger or any other transactions contemplated hereby or thereby.  None of such actions by the Company Board of Directors or the Company Shareholders has been amended, rescinded or modified.  Each of this Agreement and each certificate and other instrument required to be executed and delivered by the Company pursuant hereto has been (or will be) duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and Representative, constitutes (or will constitute) a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

(b)                                 The affirmative vote of the holders of (i) a majority of the outstanding shares of Company Common Stock, voting together as a single class and (ii) a majority of the outstanding shares of Company Preferred Stock, voting together as a single class on an as-converted-to-Company-Common Stock basis, are the only votes of the holders of any of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger, the Merger and the other transactions contemplated hereby under applicable Laws, the Company Organizational Documents or any Contract to which the Company is a party or is otherwise bound (collectively, the “Minimum Shareholder Approval”).  The Company has notified (or will notify following the date hereof and prior to the Effective Time) the holders of Company Capital Stock of the transactions contemplated hereby as and to the extent required by the terms and conditions of the Company Organizational Documents, California Law and as contemplated herein.

(c)                                  The Company has solicited a Shareholder Written Consent from each Company Shareholder in accordance with this Agreement, California Law and the Company Organizational Documents.  In connection with such Company Shareholder approval, the Company has delivered the Information Statement to the Company Shareholders for the purpose of soliciting the written consent of the Company Shareholders.  As part of such solicitation, the Company has delivered to any Company Shareholder who has not executed a Shareholder Written Consent a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Shareholders pursuant to the applicable provisions of the CCC and the Company Organizational Documents, which notice constitutes the notice to Company Shareholders required by California Law that appraisal or dissenters’ rights may be available to Company Shareholders in accordance with the CCC.  Any materials to be submitted to the Company Shareholders in connection with the Company’s solicitation of the Company Shareholders described above, including the Information Statement, or notices with respect to appraisal rights (the “Soliciting Materials”) are in the form attached hereto as Exhibit I and have previously been reviewed by Parent and include information regarding the Company, the terms of the Merger, this Agreement and the unanimous recommendation of the Company Board of

Directors in favor of the adoption of this Agreement and approval of the Merger, the principal terms of the Merger and the other transactions contemplated hereby.  All Soliciting Materials include the unanimous recommendation of the Company Board of Directors that all Company Shareholders consent to the adoption of this Agreement and approve the Merger, the principal terms of the Merger and the other transactions contemplated hereby.  Neither the Company Board of Directors nor any committee thereof has withheld, withdrawn, amended or modified, or proposed to withhold, withdraw, amend or modify, such unanimous recommendation.  The Company has no Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Laws.  Anything to the contrary set forth herein notwithstanding, the Company has not included in the Soliciting Materials any information with respect to Parent or its Affiliates which has not been consented to in writing by Parent prior to such inclusion, except as required pursuant to applicable Laws.

3.2       No Violation of Charter or Existing Agreements.  Except as set forth Schedule 3.2 of the Disclosure Schedule, the Company is not in violation of the Company Organizational Documents.  Except as set forth Schedule 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement or the Related Agreements to which the Company is a party, nor the consummation of any of the transactions provided for herein, will (a) conflict with or violate any provision of the Company Organizational Documents; (b) conflict with or violate or constitute a default under, result in a termination, acceleration or breach of, or provide any party with any right of termination or acceleration or any other material rights or remedies under (in each case with or without notice or lapse of time, or both) (i) any material Contract, Permit or Security Interest (whether verbal or in writing) to which Company is a party or by which Company or any of its assets is bound, or (ii) any Laws applicable to Company; or (c) have any Material Adverse Effect upon any rights of Company pursuant to the terms of any such material Contracts, Permits or Security Interests.

3.3       Governmental Filings and Consents.  No consent, approval, order or authorization of, or registration, declaration, notice or filing (together, the “Consents”) with any Governmental Authority is required on the part of the Company, or any holder of Company Securities in connection with the execution and delivery of this Agreement or the consummation of the Merger or any other transactions contemplated hereby or thereby, except for (i) the filing of the Agreement of Merger and (ii) such other Consents, if not obtained or made, as would not be material to the Company, and would not prevent, materially alter the terms of, or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement.

3.4       Organization and Standing.

(a)                                 The Company is duly incorporated, validly existing and in good standing under California Law and has full corporate or other similar power and authority to conduct its business as currently conducted.  The Company is duly qualified to do business as a foreign entity and is in good standing in every jurisdiction where the properties, owned, leased or operated, or the business conducted by it requires such qualification, except for such failures to be so duly qualified and in good standing that would not have a Company Material Adverse Effect.

(b)                                 Prior to the date of this Agreement, the Company has Made Available to Parent complete and correct copies of the Company Organizational Documents as currently in effect.  The Company Organizational Documents are in full force and effect and the Company is not in violation of (and has not previously violated) any provision of its Company Organizational Documents.

(c)                                  Except as listed on Schedule 3.4(c) of the Disclosure Schedule, the operations now being conducted by the Company are not (and have never been) conducted under any other name since its incorporation.

(d)                                 Schedule 3.4(d) of the Disclosure Schedule lists the current directors and officers of Company.

3.5       Capitalization.

(a)                                 The authorized capital stock of the Company consists of an aggregate of 41,555,760 shares of Company Capital Stock, consisting of an aggregate of 30,475,760 shares of Company Common Stock (the “Authorized Common Share Number”) and an aggregate of 11,080,000 shares of Company Preferred Stock (the “Authorized Preferred Share Number”), of which (i) an aggregate of 250,000 shares have been designated Company Series A Preferred Stock, (ii) an aggregate of 1,350,000 shares have been designated as Company Series B Preferred Stock, (iii) an aggregate of 3,280,000 shares have been designated as Company Series C Preferred Stock, (iv) an aggregate of 2,000,000 shares have been designated as Company Series D Preferred Stock, and (v) an aggregate of 4,200,000 shares have been designated as Company Series E Preferred Stock.  As of the date hereof, (A) an aggregate of 5,955,806 shares of Company Common Stock are issued and outstanding, (B) an aggregate of 250,000 shares of Company Series A Preferred Stock are issued and outstanding, (C) an aggregate of 1,097,551 shares of Company Series B Preferred Stock are issued and outstanding, (D) an aggregate of 801,159 shares of Company Series C Preferred Stock are issued and outstanding, (E) an aggregate of 1,165,737 shares of Company Series D Preferred Stock are issued and outstanding, and (F) an aggregate of 3,774,542 shares of Company Series E Preferred Stock are issued and outstanding.  The Company has reserved an aggregate of 4,073 shares of Company Series C Preferred Stock for issuance under the Company Series C Warrants.  As of the date hereof, the Company has no outstanding Company Options or Company Warrants, with the exception of the Company Series C Warrants.  No shares of Company Capital Stock are held by the Company.  Except for the Company Stock Plan, which has been terminated prior to the date hereof, the Company does not maintain, and has never maintained in the past, any stock option plans or other equity compensation related plans.

(b)                                 All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable.  All shares of Company Capital Stock, Company Options, Company Warrants, Company Notes and other rights to acquire Company Capital Stock and all other securities that have ever been issued or granted by the Company have been issued and granted in compliance with:  (i) all applicable Laws; and (ii) all requirements set forth in all applicable Contracts.  None of the outstanding shares of Company Capital Stock were issued in violation of any preemptive rights or other rights to subscribe for or purchase securities of the Company.  Except as set forth in

Section 3.5(a), no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company is authorized or outstanding.  The Company does not have any obligation (whether written, oral, contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company.  Except as listed on Schedule 3.5(b) of the Disclosure Schedule, the Company does not have any obligation (whether written, oral, contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  Except for amounts consistent with the amounts payable pursuant to this Agreement, the Company has not made or delivered any oral or written communications to Employees of the Company with respect to any payment arising out of the transactions contemplated by this Agreement.  Except as set forth on Schedule 3.5(b) of the Disclosure Schedule, there are no agreements, written or oral, between the Company and any holder of its securities or others, or, to the Knowledge of the Company, among any holders of its securities, relating to the acquisition (including rights of co-sale, first refusal, anti-dilution or pre-emptive rights), disposition, registration under the Securities Act of 1933, as amended (the “Securities Act”) or voting of the Company Capital Stock or with respect to board observation, information or redemption rights.

(c)                                  Schedule 3.5(c) of the Disclosure Schedule contains a true, complete and correct list of all of the Company Shareholders as of the date hereof, setting forth the shares of Company Capital Stock held by each Company Shareholder as of the date of this Agreement and the date such shares of Company Capital Stock were acquired.

(d)                                 The total number of outstanding shares of Company Common Stock, after giving effect to the conversion of all shares of Company Preferred Stock into Company Common Stock and the full exercise of all options and warrants to acquire Company Common Stock, does not exceed the Authorized Common Share Number.  The total number of outstanding shares of Company Preferred Stock, after giving effect to the full exercise of all options, warrants and convertible debt to acquire Company Preferred Stock, does not exceed the Authorized Preferred Share Number.  Each share of Company Preferred Stock is convertible into one (1) share of Company Common Stock.  The Merger Consideration into which each share of Company Capital Stock and each Company Security will be converted in the Merger pursuant to this Agreement, and the allocation of the Merger Consideration pursuant to the Consideration Spreadsheet, in each case, conforms to the terms of the Company Organizational Documents, and no Company Shareholder, holder of Company Securities or other Person shall be entitled to receive any different or additional amount in the Merger with respect to shares of Company Capital Stock or Company Securities held or claimed to be held by such Company Shareholder or other securityholder or Person.

(e)                                  Attached hereto as Exhibit H is the Consideration Spreadsheet.

(f)                                   There has never been a stock dividend, combination, split, reverse-split, recapitalization or any similar transaction with respect to the Company Capital Stock.

3.6       Subsidiaries.  The Company does not have, and has never had, any Subsidiaries.  The Company is not obligated to make, nor bound by any agreement or obligation to make, any investment in or capital contribution in or on behalf of any other entity.

3.7       Financial Statements.

(a)                                 Attached to Schedule 3.7 of the Disclosure Schedule are the following financial statements (collectively, the “Financial Statements”): (i) its unaudited balance sheet as of December 31, 2012 for the year then ended and (ii) its unaudited balance sheet as of August 31, 2013 (the “Most Recent Balance Sheet”) for the eight-month period then ended.  The Financial Statements (subject to normal year-end adjustments in accordance with GAAP) (i) are in accordance with the books and records of the Company, (ii) fairly and accurately represent the financial condition, operating results and cash flows of the Company at the respective dates and during the periods specified therein, (iii) are true and correct in all material respects, and (iv) have been prepared in accordance with GAAP except as may be noted therein.  Except as set forth on Schedule 3.7 of the Disclosure Schedule, the Company has no Indebtedness, Liability or obligation of any nature, whether known or unknown, accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) those set forth in the Financial Statements, (ii) those incurred in the ordinary course of the Company’s business, consistent with past practice, that are not material in amount, either individually or collectively, and do not result from any breach of contract, tort or violation of law, provided that if such Indebtedness, Liability or obligation was incurred before the date of the Most Recent Balance Sheet, it is not required under GAAP to be set forth in the Financial Statements, (iii) consist of executory obligations under Contracts entered into by the Company in the ordinary course of business, and (iv) Liabilities incurred pursuant to this Agreement and the transactions contemplated hereby or with the prior written consent of Parent.  Except as set forth in Schedule 3.7 of the Disclosure Schedule, since January 1, 2010, except as required by Legal Requirements or GAAP, there has been no change in Company’s accounting policies since inception.  Except for Liabilities reflected in the Financial Statements, the Company does not have any off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company.  All reserves that are set forth in or reflected in the Most Recent Balance Sheet have been established in accordance with GAAP consistently applied and are reasonable.

(b)                                 Except as otherwise indicated in the Financial Statements, there were no significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to December 31, 2012, including any corrective actions with regard to significant deficiencies and material weaknesses.  The Company’s internal controls are sufficient and accurate for maintaining true and accurate records of the Company in all material respects.

3.8       Absence of Changes.  Since the date of the Most Recent Balance Sheet, the Company has carried on its business in the ordinary course in accordance with the procedures and practices in effect on the date of the Most Recent Balance Sheet.  Except as set forth on Schedule 3.8 of the Disclosure Schedule or as specifically contemplated by this Agreement, since the date of the Most Recent Balance Sheet there has not been with respect to the Company any:

(a)                                 Company Material Adverse Effect;

(b)                                 contingent liability incurred as guarantor or surety with respect to the obligations of others;

(c)                                  Lien placed on any of its properties or granted with respect to any of its assets other than Permitted Liens;

(d)                                 obligation or Liability incurred other than in the ordinary course of business consistent with past practice, or any borrowing of moneys;

(e)                                  purchase, license, sale or other disposition, or any agreement or other arrangement for the purchase, license, sale or other disposition, of any of the properties or assets of the Company other than in the ordinary course of business, consistent with past practice;

(f)                                   damage, destruction or loss, whether or not covered by insurance, affecting the properties, assets or business of the Company;

(g)                                  declaration, setting aside or payment of any dividend or other distribution on, or in respect of, the Company Capital Stock or any split, distribution, combination or recapitalization of the Company Capital Stock or any direct or indirect redemption, purchase or other acquisition by the Company of any Company Capital Stock;

(h)                                 labor dispute or claim of unfair labor practices;

(i)                                     change of individuals in positions as officers, directors or management of the Company;

(j)                                    any modification of the benefits payable or to become payable to any officers or  Employees of the Company, or any increase in the compensation payable or to become payable to any of the Company’s officers or Employees of the Company, or any bonus payment made to or arrangement made with any of such officers or Employees;

(k)                                 material increase in or modification of any bonus, pension, insurance or other employee benefit plan, or benefits payable to, payment or arrangement (including, but not limited to, the granting of options, restricted share awards or share appreciation rights) made to, for or with any of the Company’s officers or Employees;

(l)                                     making of any loan, advance (other than reasonable advances for travel expenses made in the ordinary course of business)  or capital contribution to, or investment in, any Person;

(m)                             entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease transaction, commitment or other right or obligation other than in the ordinary course of business, consistent with past practice;

(n)                                 payment or discharge of a Lien or Liability, which Lien or Liability was not either (i) shown on Most Recent Balance Sheet or (ii) incurred in the ordinary course of business, consistent with past practice after the date of the Most Recent Balance Sheet;

(o)                                 obligation or liability incurred by the Company to any of its officers or Employees (other than (i) for payments of salary for services within the scope of their employment made in the ordinary course of business; (ii) reimbursement for reasonable expenses incurred on behalf of the Company; and (iii) for other standard employee benefits made generally available to all employees);

(p)                                 amendment or change in the Company Organizational Documents or other agreements by or among the Effective Time Shareholders, on the one hand, and the Company, on the other hand;

(q)                                 deferral of the payment of any accounts payable outside the ordinary course of business or any discount, accommodation or other concession in order to accelerate or induce the collection of any receivable;

(r)                                    acceleration or release of any vesting condition to the right to exercise any option, warrant or other right to purchase or otherwise acquire any interests of the Company, or any acceleration or release of any right to repurchase interests of the Company upon the Shareholder’s termination of employment or services with the Company or pursuant to any right of first refusal;

(s)                                   sale, issuance, grant or authorization of the issuance or grant of: (i) any Company Capital Stock or other equity securities of the Company; (ii) any option, call, warrant, obligation, subscription, or other right to acquire any interests or other equity securities of the Company; or (iii) any instrument convertible into or exchangeable for any interests or other securities of the Company; or

(t)                                    any agreement or arrangement made by the Company to do any of the foregoing.

3.9       Taxes.

(a)                                 The Company has duly and timely filed all Tax Returns required to be filed by the Company.  All Tax Returns filed by or with respect to the Company are true, accurate, complete and correct in all material respects.  The Company has paid all Taxes when due (whether or not shown on any Tax Return), has made all necessary estimated tax payments, and has no liability for Taxes in excess of the amount so paid, except to the extent adequate reserves have been established in the Financial Statements.  No deficiencies, assessments or adjustments for any Taxes, or relating to any item that affects Taxes, have been, to the Company’s Knowledge, threatened, claimed, proposed or assessed against the Company, other than such items that have been settled or paid.  No Tax Return of the Company has ever been audited by the Internal Revenue Service or any other taxing agency or authority, to the Company’s Knowledge, no such audit is in progress and the Company has not been notified of any request for such an audit or other examination.  The Company has no current or deferred liabilities for Taxes and will not as a result of the transactions contemplated hereby become liable for any Taxes not adequately reserved against on the Financial Statements.  The Company has not executed any currently effective waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.  No assets of the Company are subject to any

Lien for Taxes (other than Taxes not yet due or that are being contested in good faith).  The Company has materially complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign Law), has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Authority all amounts required to be so withheld and paid over under all applicable Laws and has timely filed all withholding Tax Returns.  The Company is not a party to, and does not owe any amount under, any tax-sharing or allocation agreement.  The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return or has no liability for the Taxes of any Person (other than Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise (other than a contract or other arrangement entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes).  Since its inception, the Company has not been a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code, and in Section 1.897-2(b) of the Treasury Regulations issued thereunder (the “Treasury Regulations”), and the Company has filed with the Internal Revenue Service all statements, if any, which are required under Section 1.897-2(h) of the Treasury Regulations.

(b)                                 The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.  The Company is not nor has been required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) or any similar provision of state, local or foreign tax law by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the transactions contemplated hereby, and there is no application pending with any Governmental Authority requesting permission for any changes in any of its accounting methods for Tax purposes.  The Company will not be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) any prepaid amount received on or prior to the Closing Date.

3.10                        Property.  Except as set forth on Schedule 3.10 of the Disclosure Schedule, the Company has good and marketable title to or a valid leasehold interest in all of the tangible assets used in its business or as shown on the Most Recent Balance Sheet, free and clear of all Liens (other than Permitted Liens).  Such tangible assets are in good operating condition and repair, subject to normal wear and tear, and sufficient for the uses to which they are being put and have been maintained and serviced in accordance with prudent practice.  All leases of real or personal property to which Company is a party are currently in effect.  Company owns no real property and has never owned any real property.

3.11                        Contracts.  Schedule 3.11 of the Disclosure Schedule sets forth a complete and accurate list of each of the following Contracts (other than the Company Employee Plans and Employee Agreements) to which the Company is a party or by which the Company, or any of its assets or properties, are bound:

(a)                                 any Contract providing for payments by or to the Company in an aggregate amount of $25,000 or more;

(b)                                 copies of all standard forms of agreement under which Company is the licensor of Intellectual Property, or under which the Company is licensee of any Intellectual Property of any other Person or under which Company has granted or obtained any rights in any Intellectual Property, including copies of all Standard Customer Agreements, Standard NDAs, and other standard forms of agreement;

(c)                                  any Contract to which Company is a party to encumber, transfer, assign, or sell rights in or with respect to any Intellectual Property (other than Permitted Liens);

(d)                                 any Contract for the sale or lease of real or personal property;

(e)                                  any dealer, distributor, sales representative, original equipment manufacturer, value added remarketer, volume purchase agreement or other Contract under which any other Person is permitted or authorized to distribute, market or sell the Company Products;

(f)                                   any franchise Contract;

(g)                                  any equity redemption or purchase Contract;

(h)                                 any joint venture Contract or arrangement or any other Contract that involves a sharing of profits with other persons or the payment of royalties to any other Person (excluding licenses for Off The Shelf Code);

(i)                                     any instrument evidencing Indebtedness or guarantees thereof;

(j)                                    any Contract containing covenants purporting to limit Company’s freedom to compete in any line of business in any geographic area;

(k)                                 any Contract of indemnification or warranting other than indemnities or warranties in connection with the sale of products and/or services in the ordinary course of business, consistent with past practice;

(l)                                     any Contract relating to capital expenditures and which involves future payments in excess of $25,000;

(m)                             any Contract relating to the disposition or acquisition of any assets by the Company, including any Intellectual Property, which involves payments individually in excess of $10,000 or in the aggregate in excess of $25,000;

(n)                                 any Contract providing for development of technology for the Company;

(o)                                 any Contract for consulting or similar services with a term of more than sixty (60) days and which is not terminable without penalty with notice of sixty (60) days or less

(excluding Contracts with any Employee of the Company entered into within the scope of their employment);

(p)                                 any Contract granting most favored nation pricing and/or terms to any customer, licensee, purchaser, reseller, promoter or remarketer of any products or services.

(q)                                 any Contract with or commitment to any labor union; or

(r)                                    any other Contract that is material to Company, its financial condition or business.

All of the foregoing agreements, contracts, obligations and commitments listed on Schedule 3.11 of the Disclosure Schedule (collectively, the “Material Contracts”) are valid and in full force and effect.  Except as set forth in Schedule 3.11 of the Disclosure Schedule, neither the Company nor, to the Company’s Knowledge, any other party is in breach of or default under any material term of any Material Contract, nor will Company or, to the Company’s Knowledge, any other party be in breach of or default under any such term after giving effect to the transactions contemplated hereby.  To the Company’s Knowledge, no party to any such Material Contract intends to cancel, withdraw, modify or amend such Material Contract.  A true and complete copy of each Material Contact and all amendments and schedules thereto has been delivered or Made Available to Parent or its representatives.

Except as set forth on Schedule 3.11 of the Disclosure Schedule, the Company is not a party to any Material Contract or any other Contract with any customer, supplier, landlord or labor union or association that (i) provides for the reduction of prices charged by the Company to any Significant Customer for its products or services other than price reductions that are proportionate to reductions in the related costs; or (ii) provides for any increases in the prices to be paid by the Company to any Significant Supplier for any products or services, other than provisions that are in the ordinary course of the Company’s businesses and are consistent with industry practice.

3.12                        Employee Benefit Plans and Compensation.

(a)                                 Plans.  Schedule 3.12(a) of the Disclosure Schedule sets forth an accurate and complete list of each Company Employee Plan and Employee Agreement.  The Company has never established, adopted, maintained, sponsored, contributed to, participated in or incurred any Liabilities with respect to any Employee Benefit Plan, except for the Company Employee Plans as set forth in Schedule 3.12(a) of the Disclosure Schedule, or plans as to which neither the Company nor any ERISA Affiliate would reasonably be expected to have any Liability.

(b)                                 No Plan.  No Company Employee Plan (i) provides or has provided any benefit guaranteed by the Pension Benefit Guaranty Corporation (as described in ERISA); (ii) is or has ever been a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA; or (iii) is or has ever been subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA.  The Company is not and has never been a member of a controlled group or considered a single employer under common control with any Person within the meaning of Section 414 of the Code or Section 4001 of ERISA.

(c)                                  Copies.  The Company has delivered to Parent, with respect to each Company Employee Plan:  (i) an accurate and complete copy of such Company Employee Plan (including all amendments or modifications adopted or scheduled to take effect in the future); (ii) an accurate and complete copy of each Contract (including any trust agreement, funding agreement, service provider agreement, insurance agreement, investment management agreement, record-keeping agreement or other agreement and all amendments or modifications) relating to such Company Employee Plan; (iii) an accurate and complete copy of the most recent summary plan or policy description, and all related summaries or material modifications thereto, and the most recent report or other document that has been furnished to any Employee of the Company with respect to such Company Employee Plan; (iv) an accurate and complete copy of any form, report, registration statement or other document that has been filed with or submitted to any Governmental Authority within the past six years with respect to such Company Employee Plan; and (v) an accurate and complete copy of any determination letter, notice or other document that has been issued by, or that has been received by the Company from, any Governmental Authority with respect to such Company Employee Plan.

(d)                                 Compliance.  The Company has performed and complied with all of its obligations with respect thereto and each of the Company Employee Plans has, at all times, been operated and administered in compliance, in all material respects, with the provisions thereof.  Each Company Employee Plan has at all times complied and been operated and administered in compliance, in all material respects, with all applicable reporting, disclosure and other requirements of ERISA, COBRA, HIPAA, the Code and other applicable Law.  The Company has never incurred any liability to the Internal Revenue Service or any other Governmental Authority with respect to any Company Employee Plan, and, no event has occurred, and to the Company’s Knowledge, no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise directly or indirectly to any such liability.  Neither the Company nor any Person that is or was an administrator or fiduciary of any Company Employee Plan (or that acts or has acted as an agent of the Company or any such administrator or fiduciary) has engaged in any transaction or has otherwise acted or failed to act in a manner that has subjected or may subject Company to any material liability for breach of any fiduciary duty or any other duty.  No Company Employee Plan, and no Person that is or was an administrator or fiduciary of any Company Employee Plan (or that acts or has acted as an agent of any such administrator or fiduciary): (i) has engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code for which there is no applicable statutory or administrative exemption; (ii) has failed to perform any of the responsibilities or obligations imposed upon fiduciaries under Title I of ERISA; or (iii) has taken any action that (A) may subject the Company or such Person to any Tax, penalty or liability relating to any “prohibited transaction,” which is not exempt within the meaning of Section 408 of ERISA or (B) may directly or indirectly give rise to or serve as a basis for the assertion (by any employee or by any other Person) of any Action under, on behalf of or with respect to such Company Employee Plan.

(e)                                  No Misrepresentations.  No materially inaccurate or misleading representation, statement or other communication has been made or directed by or on behalf of the Company (in writing or otherwise) to any current or former Employee of the Company (i) with respect to such Employee’s participation, eligibility for benefits, vesting, benefit accrual or coverage under any Company Employee Plan or with respect to any other matter relating to any

Company Employee Plan, or (ii) with respect to any proposal or intention on the part of the Company to establish or sponsor any Company Employee Plan, except as would not reasonably be expected to result in any Liability for the Company or any ERISA Affiliate.  All records and information legally required or necessary to properly administer the Company Employee Plans are maintained in good order in all material respects and all such records are true, accurate and complete.

(f)                                   Contributions and Premiums.  All required and discretionary contributions, premiums, reimbursements or other payments with respect to the Company Employee Plans for all periods ending on or prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will have been made prior to the Closing Date by the Company.  All contributions to Company Employee Plans have been made on a timely basis in accordance with ERISA and the Code, to the extent applicable.  All insurance premiums have been paid in full with regard to Company Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date.

(g)                                  Claims and Liability.  There are no actions, suits, proceedings, hearings or investigations pending (other than routine claims for benefits) and, to the best Knowledge of the Company, no such actions, suits, proceedings, hearings or investigations are threatened; and there are no outstanding liabilities for Taxes, penalties or fees relating to the Company Employee Plans.

(h)                                 Additional Benefits.  The Company has not advised any of its Employees (in writing or otherwise) that it intends or expects to establish, sponsor, make available or provide any employee, welfare or fringe benefit other than the Company Employee Plans.

(i)                                     Post-Employment Benefits.  The Company does not maintain, contribute to, or have any obligation to contribute to, or any liability with respect to any Company Employee Plan or other arrangement that provides health, medical or life insurance benefits for current or future retired or terminated directors or Employees (including any beneficiary of the foregoing), other than in accordance with the requirements of COBRA or similar state Laws.  The requirements of COBRA and similar state Laws have been met with respect to each Company Employee Plan, if applicable.  Each Company Employee Plan which provides medical, dental, health or long-term disability benefits is fully insured and claims with respect to any participant or covered dependent under such plan would not reasonably be expected to result in any uninsured Liabilities.

(j)                                    International Plans.  The Company does not maintain any Company Employee Plan or other benefit arrangements covering any Employee or former Employee outside of the United States and has never been obligated to contribute to any such plan.

(k)                                 No Triggering of Obligations.  Except as listed on Schedule 3.12(k), neither the execution of this Agreement nor the consummation of any or all of the transactions contemplated by this Agreement, will (i) entitle any current or former director or Employee to severance pay or any other payment or other rights, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any such Person, or (iii) give rise to any “excess parachute payment” within the meaning of Section 280G of the Code.

(l)                                     Section 409A.  Each Company Employee Plan or other contract or arrangement that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with the requirements of Section 409A(a)(2), (3), and (4) of the Code and Internal Revenue Service guidance issued thereunder, and no amounts under any such plan or arrangement is or has been subject to the interest and additional tax set forth under Section 409A of the Code.  The Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax pursuant to Section 409A of the Code.

(m)                             Employee and Independent Contractor Status.  Each individual who has received compensation for the performance of services on behalf of the Company has been properly classified as an Employee or independent contractor for all purposes in accordance with applicable Law.

(n)                                 Termination of Company 401(k) Plan Participation.  The Company and any ERISA Affiliate have terminated any and all employee benefit plans intended to qualify under Section 401(a) of the Code or include an arrangement under Section 401(k) of the Code (“401(a) Plan”).  The Company has timely notified all applicable service providers and participants and beneficiaries of such termination and has taken all corporate action reasonably necessary to effect such termination.

(o)                                 Cancellation of Company Options and Termination of Company Stock Plan. Prior to the Closing Date, the Company has taken all action necessary to terminate the Company Stock Plan, effective at or prior to the Closing Date.  Prior to the Closing Date, the Company has delivered notice to the holders of Company Options, in compliance with the terms of such Company Options, that the outstanding Company Options will be immediately exercisable in accordance with the Company Stock Plan and all outstanding Company Options are to be cancelled effective immediately prior to the Closing.  Any materials submitted to the holders of Company Options in connection with the notice required under this Section 3.12(o)  have been reviewed and approved by Parent.

3.13                        Intellectual Property; Technology; and Data Security.

(a)                                 Disclosures.

(i)             Schedule 3.13(a)(i) of the Disclosure Schedule lists all Company Products by name and version number.

(ii)          Schedule 3.13(a)(ii) of the Disclosure Schedule lists all Company Intellectual Property owned by the Company that is registered, filed, applied for, or issued by, with, or under the authority of any Governmental Authority (“Registered Company Intellectual Property”), including as to each item of Registered Company Intellectual Property a summary description of the Registered Company Intellectual Property and: (A) the applicable jurisdiction and application, registration or serial number; (B) any actions that must be taken by the Company within 180 days after the date of this Agreement with respect thereto; (C) any unpaid registration, maintenance or renewal fees, accrued in connection with respect thereto; and (D) any proceedings or actions before any court or tribunal to which the Company is a party or in which claims are raised relating to the validity, enforceability, scope, ownership or infringement thereof (other than in the ordinary course of patent and trademark prosecution in front of the United States Patent and Trademark Office or equivalent authority anywhere in the world).

(b)                                 Contract Rights.  Schedule 3.13(b) of the Disclosure Schedule contains a complete and accurate list, and the Company has Made Available accurate and complete copies, of all Contracts to which the Company is a party pursuant to which (i) other than Standard Customer Agreements and Standard NDAs, the Company grants or has granted to any other Person a license, covenant not to sue, or other rights with respect to Company Intellectual Property, or (ii) other than Standard NDAs, licenses to Off The Shelf Software and Open Sources Licenses, the Company has been granted a license, covenant not to sue, or other rights with respect to Intellectual Property of any other Person (collectively, including the Intellectual Property subject to Standard NDAs, licenses to Off The Shelf Software and Open Source Licenses to which the Company is a party, the “Licensed Intellectual Property”).  The Company has valid and subsisting written Contracts to use, reproduce, modify, incorporate, distribute, sell, market, license, make or have made, sublicense and provide access to customers in respect of all Licensed Intellectual Property, as necessary for the operation of the Company’s business as it is currently conducted, without the need for further consent or permission from any Person.  There are no outstanding and, to the Company’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.  None of the Company’s agreements with its customers confers upon any customer or any third party any right in any Licensed Intellectual Property greater than that which Company has the right to grant or any ownership right with respect to any Company Intellectual Property.  No third party that has licensed any Licensed Intellectual Property to the Company has retained or been assigned an ownership interest in or any exclusive license to any Intellectual Property in any improvements or derivative works to such Licensed Intellectual Property made solely or jointly by the Company.

(c)                                  Adequacy of Intellectual Property.

(i)             The Company Intellectual Property listed on Schedule 3.13(a)(ii) and the Licensed Intellectual Property subject to Contracts listed on Schedule 3.13(b) together includes all Intellectual Property necessary for the operation of the Company’s business as it is currently conducted, including the design, development, delivery, use, marketing, distribution, licensing out, and sale of any Company Products, other than Intellectual Property subject to Standard NDAs, licenses to Off The Shelf Software and Open Source Licenses to which the Company is a party, and Company Intellectual Property not subject to a registration, filing, or application with, or under the authority of any Governmental Authority.

(ii)          The Company has not been granted an exclusive license or other exclusive rights by any Person with respect to any Intellectual Property.  The Company is the exclusive owner of all right, title and interest in and to all Company Intellectual Property, free and clear of all Liens (other than Permitted Liens) and subject only to the rights of licensors under Contracts disclosed on Schedule 3.13(c)(ii) of the Disclosure Schedule, and otherwise has the right to use without payment to any Person all Company Intellectual Property.

(iii)       No former or current employee or contractor (or employer of any such employee or contractor) has any claim, right or interest to or in any Company Intellectual Property.  All former and current employees or contractors of the Company have executed a written and enforceable Contract with the Company that irrevocably assign to the Company all rights in and to all Intellectual Property relating to the business of the Company and contain confidentiality provisions protecting the Company Intellectual Property.  Such Contracts provide for the Company to have complete and exclusive ownership of such Company Intellectual Property without the exclusion or reservation of any Intellectual Property that is related to or necessary for the business of the Company as currently conducted, including the design, development, delivery, use, marketing, distribution, licensing out, and sale of any Company Products. No former or current employee or contractor of the Company is materially in breach of any such Contract.

(d)                                 Confidentiality and Trade Secrets.

(i)             The Company has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets in the possession of the Company, including any such information provided to the Company by a third party with obligations of confidentiality.  Without limiting the foregoing, the Company has at all times enforced of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in the form of the Contracts attached as Schedule 3.13(d) of the Disclosure Schedule.  All current and former employees and contractors of Company have executed such an agreement.

(ii)          Except for Trade Secrets that lost their status as trade secrets upon the release of a new Company Product, upon the issuance of a Patent or publication of a Patent application, or as a result of a good faith business decision to disclose such Trade Secret, and except for trademarks, trade names and service marks that the Company made a good faith business decision to stop using, the Company has not permitted the rights of the Company in any Company Intellectual Property that is or was at the time material to its business to enter into the public domain.  To the Company’s Knowledge, no Trade Secret that is part of the Company Intellectual Property is subject to any adverse Action (evidenced in writing) and, to the Company’s Knowledge, no such Action is threatened against any such Trade Secret.

(e)                                  Validity and Enforceability of Intellectual Property. Each item of Registered Company Intellectual Property has been applied for or registered in the name of the Company and is and at all times has been in compliance with all requirements under applicable Law.  All filings, payments and other actions required to be made or taken to maintain such item of Registered Company Intellectual Property in full force and effect have been made by the applicable deadline.  No item of Company Intellectual Property has been or is now involved in any dispute, opposition, invalidation or cancellation proceeding (other than in the ordinary course of patent and trademark prosecution in front of the United States Patent and Trademark Office or equivalent authority anywhere in the world), and, to the Company’s Knowledge, no such action is threatened with respect to any such Company Intellectual Property.  To the Knowledge of the Company, there is no basis for a claim that any Company Intellectual Property is invalid or, except for pending applications, unenforceable.

(f)                                   Effects of This Transaction on Intellectual Property.  Neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement nor the consummation of any of the transactions contemplated by this Agreement or any such other agreement will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company Intellectual Property; (ii) a breach of any Contract listed or specifically excluded from listing on Schedule 3.13(b) of the Disclosure Schedule; (iii) Parent or the Company to be bound by or subject to any material restriction on the operation or scope of their respective businesses (except as the result of Parent’s or its Affiliates’ agreements, licenses or other obligations existing as of the Closing); (iv) the release, disclosure or delivery of any Company Intellectual Property by or to any escrow agent or other Person; (v) Parent or the Company to become obligated to pay any royalties or other fees or amounts with respect to Intellectual Property of any Person in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby (except as the result of Parent’s or its Affiliates’ agreements, licenses or other obligations existing as of the Closing); or (vi) the grant, assignment or transfer to any other Person of any license or other right under or to any of Company Intellectual Property.

(g)                                  Infringement.

(i)             To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company Intellectual Property.  To the Company’s Knowledge, (A) no Company Intellectual Property conflicts or interferes with any Intellectual Property of any other Person and (B) none of the goodwill associated with or inherent in any Trademarks within the Company Intellectual Property has or purports to have an ownership interest has been materially impaired.  Schedule 3.13(g) of the Disclosure Schedule accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its representatives regarding any actual, alleged or suspected infringement or misappropriation of any Company Intellectual Property.

(ii)          Company is not infringing, misappropriating or otherwise violating, and has not ever infringed, misappropriated or otherwise violated, any Intellectual Property of any other Person.  The conduct of the business of the Company, including the design, development, delivery, use, marketing, distribution, licensing out, and sale of any Company Products, does not and has not ever infringed, misappropriated or otherwise violated any Intellectual Property of any other Person or constituted unfair competition or trade practices under any applicable Laws.  Without limiting the foregoing no infringement, misappropriation or similar Action, or any Action alleging unfair competition or trade practices, is pending or has been threatened against the Company or, to the Knowledge of the Company, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such Action.  Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property of another Person, or any actual, alleged or suspected engagement by the Company in unfair competition or trade practices under the laws of any jurisdiction.  Except in a Contract listed on Schedule 3.13(b) of the Disclosure Schedule, or under and Standard Customer Contract, the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any infringement, misappropriation or violation of any Intellectual Property.

(h)                                 Company Technology and Software.

(i)             None of the software, hardware, or other technology that is embedded or included in or with, or otherwise used in the development, marketing, sale, licensing, delivery, hosting, provision, or distribution of, any Company Products (collectively, “Company Technology”): (A) materially fails to comply with any applicable warranty or other contractual commitment relating to the use, functionality or performance of, such Company Technology; or (B) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code, software routines, or hardware components designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or permitting or causing unauthorized access to, a system, network, or other device; or (B) damaging or destroying any data or file without the user’s consent (collectively, “Contaminants”).  The Company uses industry standard measures, which measures are no less than reasonable, to prevent the introduction of Contaminants into the Company Technology from software, products, services or systems licensed or otherwise obtained from third parties.  The Company Technology does not contain any vulnerabilities that could permit a third party to gain unauthorized access to the Company Technology, any Company Database or other data or information of the Company or any of its clients or customers.

(ii)          Schedule 3.13(h)(ii) of the Disclosure Schedule (A) lists all software licensed under an Open Source License (collectively “Open Source Software”) that has been licensed or obtained by Company and that has been embedded or included in or with, or otherwise used in the development, delivery, hosting, or distribution of, any Company Products; and (B) describes the manner in which such Open Source Software was incorporated or used, which description shall include, without limitation, whether (and, if so, how) the Open Source Software was modified and/or distributed by the Company and whether (and if so, how) such Open Source Software was incorporated into and linked in any Company Products.  The Company has not distributed any Open Source Software, including in any Company Products incorporating, including, or imbedding any Open Source Software.  Without limiting the foregoing sentence, the Company has not used Open Source Software in any manner that would or could: (1) require the disclosure or distribution of any source code of any Company Products; (2) require the licensing of any Company Products for the purpose of making derivative works; (3) impose any restriction on the consideration to be charged for any Company Products, (4) create, or purport to create, obligations for the Company with respect to any Company Products or grant, or purport to grant, to any third party, any rights or immunities under any Company Intellectual Property, or (5) create, or purport to create, an obligation to grant a license or other rights to any Patent to any third party.  With respect to any Open Source Software that is or has been used by the Company in any way, the Company has been and is in compliance with all applicable licenses with respect thereto.

None of the Owned Software subject to any Patent included in the Company Intellectual Property incorporates, includes, or imbeds any Open Source Software.

(iii)                               No source code for any Company Technology has been delivered, licensed, or otherwise made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company, including under any Open Source License.  The Company does not have any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Technology to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.  No event has occurred, and no circumstance or condition exists, that will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Technology to any other Person who is not, as of the date of this Agreement, an employee of the Company.

(i)                                     Data Privacy.  All Personal Information collected or used by or on behalf of the Company in connection with the business of the Company and the Company Products, including any marketing or advertising by the Company related thereto, has been collected and used in accordance with all applicable Laws and Company Privacy Policies and there has been no unauthorized access to or use of any such Personal Information.  The Company and all Persons acting on behalf of the Company comply, and have always complied, with all applicable Laws and other Privacy Legal Requirements regarding the collection, use, storage, retention, disclosure, transfer, disposal and any other processing of any Personal Information collected, used, stored, or transmitted by or on behalf of the Company.  Neither the execution, delivery and performance of this Agreement nor the subsequent transfer of Company’s Databases, Personal Information, and other information relating to its business from the Company to Parent will cause, constitute, or result in a breach or violation of any applicable Law or other Privacy Legal Requirements by any party to this Agreement, or cause, constitute, or result in a violation of any representations with regard to Personal Information made by or applicable to Company, including, without limitation, any external or internal, past or present privacy policy or privacy- or security-related representation, obligation or promise of the Company or to which Company is otherwise subject (“Company Privacy Policy”).  Copies of all Company Privacy Policies have been Made Available.  The Company Privacy Policies have at all times made all disclosures to users or customers required by all applicable Laws and other Privacy Legal Requirements, and Company has obtained all consents with respect to the collection, use, storage, or transmission of Personal Information from or to customers or users required by all applicable Laws.  None of the disclosures made or contained in the Company Privacy Policies, and no other representation with regard to Personal Information made by Company, has been inaccurate, misleading or deceptive or in violation of any applicable Law (including containing any material omission).  To the Company’s Knowledge, there is no complaint or Action (including any informal investigation) currently pending against the Company or any of its customers (specific to Company Products) by any private party or by the Federal Trade Commission, any state attorney general or similar state official, or any other Governmental Entity, with respect to the security or privacy of any Company Technology or other information technology systems, networks and equipment of the Company, including any Company Databases, Personal Information, or other data or information collected, transmitted, processed, or stored by or on behalf of the Company.

(j)                                    Data Security.  The Company has taken all steps and implemented all procedures necessary, reasonable, and appropriate to preserve the availability, security, and integrity Company Technology and the other information technology systems, networks and equipment of the Company and the data and information stored, processed, and transmitted thereon.  All such steps and comply with all applicable Laws relating to the security of information technology assets, Personal Information, Confidential Information, and other data, information, and Company Intellectual Property to which the Company or any third party acting on behalf of Company has access or otherwise collects, handles, transmits, processes, or stores.  Without limiting the foregoing, the Company has implemented and maintained reasonable and appropriate measures with respect to technical, administrative, and physical security to preserve and protect the confidentiality, availability, security, and integrity of the Company Technology and the other information technology systems, networks and equipment of Company, including all Databases of the Company, Personal Information of the Company, and other data and information collected, transmitted, processed, or stored by or on behalf of the Company.  The Company has implemented written information security plans documenting all such security measures.  The Company’s written information security plans and all information security practices conform, and at all times have conformed, with all applicable Laws and to all of the Company’s contractual commitments.  There have been no intrusions or breaches of the security of the Company Technology and the other information technology systems, networks and equipment of Company, including any breaches involving any Databases of the Company, Personal Information of the Company, or other data or information collected, handled, transmitted, processed, or stored by the Company.  There have been no intrusions or breaches of the security of the Company Technology or any other information technology systems, networks and equipment of the Company, including any Databases of the Company, Personal Information of the Company, or other data or information collected, transmitted, processed, or stored by or on behalf of the Company.  All Personal Information is encrypted in accordance with applicable Law and the Company’s contractual commitments and representations made in the Company privacy policies and in accordance with industry standards and  practices regarding encryption technologies and key management practices.

3.14                        Insurance.  Schedule 3.14 of the Disclosure Schedule sets forth all Actions in excess of $10,000 made under the Company’s insurance policies since January 1, 2010.  All policies of insurance now held by the Company are set forth in Schedule 3.14 of the Disclosure Schedule, together with the name of the insurer under each policy, the type of policy, the policy coverage amount and any applicable deductible, as of the date of the Agreement.  There is no Action pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in material compliance with the terms of such policies and bonds and all such policies are in full force and effect.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

3.15                        Personnel.

(a)                                 Employee Information.  Schedule 3.15(a) of the Disclosure Schedule accurately sets forth, with respect to all current Employees of the Company:  (i) the name and title of such Employee; (ii) the aggregate dollar amounts of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit sharing payments and other payments or benefits of any type) received by such Employee from Company with respect to services performed in 2012 and the first nine months of 2013; and (iii) such Employee’s annualized compensation as of the date of this Agreement.  Schedule 3.15(a) of the Disclosure Schedule accurately identifies all of the directors and officers of the Company.

(b)                                 Employee Agreements, Union Contracts.  Neither the Company nor any of the Company’s Employees is a party to or bound by any union contract, collective bargaining agreement or similar contract.

(c)                                  Employment at Will.  Except as set forth Schedule 3.15(c) of the Disclosure Schedule, the employment of the Employees of the Company is terminable by the Company at will and no Employee is entitled to severance pay or other benefits following termination or resignation, except as otherwise provided by Law.

(d)                                 Termination, Etc.  Except as set forth on Schedule 3.15(d) of the Disclosure Schedule, to the Company’s Knowledge:  (i) no Employee intends to terminate his or her employment; (ii) no Employee of the Company has received an offer to join or intends to join or create a business that may be competitive with the business of the Company or the business of Parent (including prospective businesses of both Parent and Company); and (iii) no Employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other contract (with any Person) that may have an adverse effect on (A) the performance by such Employee of any of his or her duties or responsibilities as an Employee of the Company, or (B) the business of the Company.

(e)                                  The Company is in compliance with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), and any similar state or local Law.  The Company has not (i) effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act.  The Company has not caused any of its Employees to suffer an “employment loss” (as defined in the WARN Act) that triggers the WARN Act during the ninety (90) day period prior to the Closing Date.  No termination prior to the Closing would trigger any notice or other obligations under the WARN Act or similar state, local or foreign Law.

3.16                        Litigation.  There is no (a) Action pending, or to the Company’s Knowledge, threatened against the Company, any of its properties or assets or the Merger or the other transactions contemplated hereby, (b) governmental inquiry or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of its properties or assets (including any inquiry as to the qualification of the Company to hold or receive any license or Permit) or (c) to the Company’s Knowledge, any Actions pending or threatened against any Related Party in connection with the business of the Company.  The Company is not in default with respect to any order, writ, injunction or decree of any Governmental Authority known to or served upon the Company.  There is no Action by the Company pending or threatened against any other Person.

3.17                        Environmental Matters. Except as set forth on Schedule 3.17 of the Disclosure Schedule, to the Knowledge of the Company, (i) the Company is, and, for not less than five (5) years, has been, in compliance in all material respects with all Environmental Laws, (ii) to the Company’s Knowledge, for not less than five (5) years, there has been no release or threatened release of any Hazardous Substance on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company, (iii) for not less than five (5) years, there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, and (iv) to the Company’s Knowledge, without any inquiry of any landlord, there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned, leased or operated by the Company, except for the storage of hazardous waste in compliance in all material respects with Environmental Laws.

3.18                        Compliance with Laws; Permits.

(a)                                 Except as set forth on Schedule 3.18(a) of the Disclosure Schedule, the Company has complied and will be as of the Closing Date in compliance with all Laws  applicable to the Company or its assets, properties and business in all material respects.  The Company has received all material permits and approvals from, and has made all material filings with, third parties, including any Governmental Authority, that are necessary to the conduct of its business as presently conducted, and there currently exists no default under or violation of any such permit or approval.

(b)                                 All Permits (i) pursuant to which the Company currently operates or holds any interest in property, or (ii) which are required for the operation of the business of the Company as currently conducted or the holding of any such interest, have been issued or granted to the Company, and all such Permits are in full force and effect and constitute all Permits required to permit the Company to operate or conduct its business as it is currently conducted and hold any interest in its properties or assets.  Schedule 3.18(b) of the Disclosure Schedule contains a complete and accurate list of all material Permits necessary to conduct the business of the Company.

(c)                                  The Company has conducted its export transactions in accordance with applicable provisions of the U.S. export control laws and regulations.

(d)                                 The Company (including to the Company’s Knowledge any of their respective officers, directors, agents, Employees or other Person associated with or acting on their behalf) has not, directly or indirectly, provided anything of value to foreign officials in order to obtain or retain business, direct business to another or otherwise gain an advantage, nor has it taken any other action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or made any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.  The Company has not ever been investigated, formally or informally, by any Governmental Authority for conduct related to corruption.

3.19                        Banking Relationships.  Schedule 3.19 of the Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations, and other financial institutions at which the Company maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

3.20                        Books and Records.  The books, records and accounts of the Company (a) are in all material respects true and complete, (b) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (c) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company, and (d) accurately and fairly reflect the basis for the Financial Statements.  The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary (i) to permit preparation of accurate financial statements which are true and complete in all material respects and (ii) to maintain accountability for assets; and (c) the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.21                        Product and Service Warranties.  Each of the products sold, distributed or delivered by Company has been in material conformity with all applicable contractual commitments and all applicable express and applicable implied service and product warranties.  Except as disclosed on Schedule 3.21 of the Disclosure Schedule, (a) there are no existing or, to the Company’s Knowledge, threatened Actions against the Company for services or merchandise which are defective or fail to meet any express or implied service or product warranties, or, to the Company’s Knowledge, any facts which, if discovered by a third party, would support such an Action; and (b) no Action has been asserted in writing against Company for renegotiation or price redetermination with respect to any transaction, and, to the Company’s Knowledge, there are no facts upon which any such Action could be based.  Since January 1, 2008, the Company has not experienced any product or service warranty claims that have had a detrimental economic effect on the Company in excess of $25,000.

3.22                        Accounts Receivable.  The accounts receivable of the Company shown on the Most Recent Balance Sheet arose in the ordinary course of business consistent with past practice, and have been collected or are, to the Company’s Knowledge, collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts provided for in the Most Recent Balance Sheet.  Allowances for doubtful accounts and warranty returns are adequate for expected payment defaults based on past practice and collection experience.  The receivables of the Company arising after the date of the Most Recent Balance Sheet and prior to the Closing Date arose in the ordinary course of business, consistent with past practice, and have been collected or are, to the Company’s Knowledge, collectible in the book amounts thereof, less reasonable allowances for doubtful accounts and warranty returns based upon past practice of the Company.  None of the receivables of the Company are subject to any material Action for offset, recoupment, setoff or counter claim and the Company has no Knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such material Action.  Except as set forth on Schedule 3.22 of the Disclosure Schedule, no Person has any Lien on any of such receivables (except Permitted Liens).  Schedule 3.22 of the Disclosure Schedule sets forth an aging of accounts receivable of the Company as of September 30, 2013 in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty Actions.  Schedule 3.22 of the Disclosure Schedule sets forth such amounts of accounts receivable which are subject to asserted warranty Actions by customers and reasonably detailed information regarding asserted warranty Claims made within the last year, including the type and amounts of such Actions.

3.23                        Brokers and Finders.  Except as listed on Schedule 3.23 of the Disclosure Schedule, neither the Company nor any Effective Time Shareholder is obligated for the payment of any fees or expenses of any investment banker, broker, finder or similar party in connection with the origin, negotiation or execution of this Agreement or in connection with any other transaction contemplated by this Agreement and neither Parent nor the Company will incur any liability, either directly or indirectly, to any such investment banker, broker, finder or similar party as a result of, this Agreement.

3.24                        Anti-Takeover Statute Not Applicable.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or anti-takeover provision in the Company Organizational Documents is applicable to the Company, any shares of Company Capital Stock or other Company Securities, this Agreement, the Merger or any of the other transactions contemplated by this Agreement.

3.25                        Complete Copies of Documents.  The Company has Made Available true and complete copies of all Contracts and other documents required to be set forth (whether or not disclosed) in the Disclosure Schedule.

3.26                        Certain Relationships and Related Transactions.  Except as set forth on Schedule 3.26 of the Disclosure Schedule, no officer or director of the Company, or any member of any officer’s or director’s immediate family, (a) has any direct or indirect ownership interest in or any employment or consulting agreement with any firm or corporation that competes with the Company or Parent (except with respect to any interest in less than two percent (2%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any Material Contract or informal arrangement with the Company, except for (i) this Agreement, the Related Agreements to which the Company and the Effective Time Shareholders are a party and (ii) compensation for services, or reimbursement of expenses in connection with performance of services, as an officer or director of the Company, (c) has any interest in any property, real or personal, tangible or intangible, used in the business of the Company, or (d) has had, either directly or indirectly, a material interest in any Person which purchases from or sells, licenses or furnishes to the Company any goods, property, technology or intellectual or other property rights or services.

3.27                        Customers and Suppliers.

(a)                                 Customers. The Company has no outstanding material disputes concerning its goods and/or services with any customer who, in the year ended December 31, 2012, or the nine months ended September 30, 2013, was one of the ten (10) largest sources of revenues for the Company, based on amounts paid (a “Significant Customer”).  Except as set forth on Schedule 3.27(a) of the Disclosure Schedule, the Company has not received any information from any current Significant Customer that the customer will not continue as a customer of the Company after the Closing or that any such customer intends to terminate or materially modify existing contracts or arrangements with the Company.  The Company has not had any of its products returned by a purchaser thereof except for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company.  Except as set forth on Schedule 3.27(a) of the Disclosure Schedule, the Company is not currently obligated and shall not become obligated as a result of any understanding or agreement with any third party, whether written or oral, to (i) place the source code, object code or developmental tools of any of Company’s Intellectual Property (collectively, the “Source Code”) into escrow, (ii) release the Source Code from any escrow to any third party, or (iii) otherwise deliver, assign, transfer or convey the Source Code to any third party, in each case as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.

(b)                                 Suppliers. Company has no outstanding material disputes concerning goods or services provided by any supplier who, in the year ended December 31, 2012, or the nine months ended September 30, 2013, was one of the ten (10) largest suppliers of goods and services to Company, based on amounts paid (“Significant Supplier”).  Company has not received any written notice of a termination or interruption of any existing contracts or arrangements with any Significant Supplier.

3.28                        Inventory.  The Company has no inventory.

3.29                        Restrictions on Business Activities.  There is no material agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business of the Company as currently conducted.

3.30                        Other Entities’ Liabilities.  Except as specifically set forth in the Financial Statements, the Company has no Liabilities with respect to the operations or transactions of any other Person.

3.31                        Indebtedness.  As of the Effective Time, the Company shall have no Indebtedness.

3.32                        Disclosure. The Company has prepared and delivered to the Company Shareholders the information statement in the form attached hereto as Exhibit I (such information statement, together with the attachments thereto, the “Information Statement”) for the purpose of soliciting the written consent of the Company Shareholders.  To the Knowledge of the Company, none of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Information Statement or the other documents distributed to the Company Shareholders in connection with this Agreement (but excluding this Agreement and any Related Agreement attached as an exhibit thereto) contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made and taken as a whole, not misleading.  The representations and warranties in this Section 3.32 do not and will not apply to statements included in the Information Statement or the other documents distributed to the Company Shareholders in connection with this Agreement that are based upon information supplied by Parent or Merger Sub for use or incorporation by reference therein or statements regarding Parent or Merger Sub which were required to have been included by Parent or Merger Sub therein and which were omitted from the information supplied by Parent or Merger Sub.

3.33                        Representations Complete. To the Knowledge of the Company, none of the representations or warranties of the Company in this Agreement, the Disclosure Schedule, any Exhibit, Appendix or Schedule hereto contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements set forth herein or therein, in light of the circumstances under which they were made and taken as a whole, not misleading.

Article IV.
REPRESENTATIONS AND WARRANTIES
BY PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

4.1       Organization and Standing.  Each of Parent and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation.  Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Parent to consummate the Merger.

4.2       Authority.  Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and to perform their obligations hereunder and thereunder and to consummate the Merger and the other transactions contemplated hereby and thereby.  The execution, delivery and performance by Parent and Merger Sub of this Agreement and each certificate and other instrument required to be executed and delivered by Parent and Merger Sub pursuant hereto and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub.  Each of this Agreement and each certificate and other instrument required to be executed and delivered by Parent or Merger Sub pursuant hereto has been (or will be) duly and validly executed and delivered by Parent or Merger Sub and, assuming the due authorization, execution and delivery by the Company and Representative, constitutes (or will constitute) a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles.

4.3       Funds.  On the Closing Date, Parent will have sufficient funds to pay the aggregate portion of the Merger Consideration payable in respect of shares of Company Capital Stock in the Merger pursuant to this Agreement.

4.4       Governmental Filings and Consents.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and the transactions contemplated hereby to which Parent or Merger Sub is a party or the consummation of the Merger and the other transactions contemplated hereby and thereby, except (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required by applicable securities laws and state “blue sky” laws, (b) the filing of the Agreement of Merger with the Secretary of State of the State of California, and (c) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings, which, if not obtained or made, would not prevent the consummation of the Merger.

4.5       Broker’s Fees.  Neither Parent nor Merger Sub has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the Merger and other transactions contemplated hereby for which the Company could become liable or obligated.

4.6       Capitalization.

(a)                                 Parent has authorized under its Certificate of Incorporation, 40,000,000 shares of Parent Common Stock of which, as of October 22, 2013, 11,477,351 shares of Parent Common Stock were issued and outstanding.

(b)                                 The authorized capital stock of Merger Sub consists of 10,000,000 shares of common stock, no par value, all of which are validly issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub; (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub; and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

4.7       SEC Filings; Financial Statements.

(a)                                 Parent has filed with the Securities and Exchange Commission (the “SEC”) and heretofore made available to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S 8) and definitive proxy statement filed by it with the SEC between January 1, 2011 and the date of this Agreement (the “Parent SEC Documents”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended (as the case may be); and (ii) to the Knowledge of the Parent, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)                                 The consolidated financial statements contained in the Parent SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude; and (iii) fairly present the consolidated financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its Subsidiaries for the periods covered thereby.

4.8       Merger Sub.  Merger Sub has been formed solely for the purpose of executing and delivering this Agreement and consummating the transactions contemplated hereby.  Merger Sub has not engaged in any business or activity other than activities related to its corporate organization and the execution and delivery of this Agreement.

4.9       Valid Issuance.  The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable and not subject to any preemptive rights created by statute, Parent’s Certificate of Incorporation or Parent’s Bylaws or otherwise.

Article V.
ADDITIONAL AGREEMENTS

5.1       Confidentiality.

(a)                                 Subject to Section 5.1(b), the parties acknowledge and agree that the existence of this Agreement, the Disclosure Schedule, and the documents and instruments contemplated hereby and thereby, the terms and conditions hereof and thereof, and the transactions contemplated hereby and thereby, shall constitute “Confidential Information” under and within the meaning of the Mutual Confidentiality Agreement, dated as of June 10, 2011, by and between the Company and Parent (the “Non-Disclosure Agreement”).

(b)                                 Unless otherwise required by applicable Law and subject to the last sentence hereof and Section 5.1(c), Representative agrees that it (and its legal, financial, accounting and other representatives) shall hold in confidence all non-public information regarding Parent, Merger Sub, the Company, any Company Shareholders, this Agreement and the transactions contemplated hereby in accordance with the terms of the Non-Disclosure Agreement as if Representative were a party thereto.  Notwithstanding anything in this Agreement (including without limitation Section 5.2) or the aforementioned Non-Disclosure Agreement to the contrary, following Closing, Representative shall be permitted to disclose (a)

on a confidential basis the information as required by applicable law or to employees, advisors or consultants of Representative (“Representative Disclosees”) and to the Indemnitors, in each case who have a need to know such information in connection with the performance of Representative’s obligations hereunder, provided that such persons either (A) agree to observe the terms of this Section 5.1(b) or (B) are bound by obligations of confidentiality to Representative of at least as high a standard as those imposed on Representative under this Section 5.1(b) (provided that such Persons may make further disclosures (i) as and to the extent disclosure is required by such Person to its respective Tax or financial advisors for purposes of complying with such Person’s Tax obligations or other reporting obligations under Law arising out of the transactions contemplated by this Agreement, (ii) to enforce this Agreement and (iii) to the extent disclosure is made by a Person that is a venture capital fund to its partners, subject to a duty of confidentiality, and is limited to the results of such Person’s investment in the Company and such other information as is required to be disclosed by such Person pursuant to its partnership agreement, limited liability company agreement or comparable organizational agreement) or (b) to enforce this Agreement.  Representative shall be responsible for the actions of each Representative Disclosee as if such actions were taken by Representative, and shall be liable for any breach of, or failure to comply with, the terms of this Section 5.1, by Representative or any Representative Disclosee.

(c)                                  In the event that Representative or any Representative Disclosees are requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of the receiving party’s securities are listed or quoted) or by legal process to disclose any “Confidential Information” within the meaning of the Non-Disclosure Agreement or any other information concerning Parent or the Merger, Representative shall provide Parent with prompt notice of such request or requirement in order to enable Parent (i) to seek an appropriate protective order or other remedy, (ii) to consult with Representative with respect to Parent’s taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of the Non-Disclosure Agreement and this Agreement.  In the event that such protective order or other remedy is not obtained, or Parent waives compliance, in whole or in part, with the terms of the Non-Disclosure Agreement or this Agreement, Representative or Representative Disclosee shall use commercially reasonable efforts to disclose only that portion of such Confidential Information or other information which is legally required to be disclosed and to ensure that all information that is so disclosed will be accorded confidential treatment.

5.2       Public Announcements.  Upon or following execution of this Agreement, Parent may issue a press release, announcing the transaction, and may make such other disclosures regarding the transaction as it reasonably and in good faith determines are required under applicable securities laws and regulatory rules; provided, however, that Parent shall provide a copy of such press release or disclosure to Representative at least one business day prior to issuance thereof and shall use its reasonable best efforts to incorporate the comments of Representative into such press release or disclosure.

5.3       Consideration Spreadsheet.

(a)                                 The Company has prepared and delivered to Parent a Shareholder payment spreadsheet in substantially the form attached hereto as Exhibit H (the “Payment Spreadsheet”), which shall be certified in writing as complete and accurate by the Chief Executive Officer and the Chief Financial Officer of the Company, setting forth the following information:

(i)                                     with respect to each Effective Time Shareholder receiving Merger Consideration:

(A)       the number of shares of Company Capital Stock of each class and series to be held by such Effective Time Shareholder as of immediately prior to the Effective Time (on a certificate-by-certificate basis and including certificate numbers), the date of acquisition of such shares and, for shares acquired on or after January 1, 2011, the tax basis of such shares;

(B)       the aggregate pro rata portion of the Merger Consideration payable to such Effective Time Shareholder after the deduction of the Transaction Expenses, including, without limitation the Change in Control Payments, in respect of all of the shares of Company Capital Stock held by such Effective Time Shareholder as of immediately prior to the Effective Time (on a certificate-by-certificate basis); which shall include (1) with respect to the Initial Merger Consideration, the amount of Initial Cash Consideration and Stock Consideration to be received by such Effective Time Share Holder and (2) with respect to the Final Cash Payment and the Deferred Payments, if any, the pro rata distribution allocation to be received by such Effective Time Shareholder upon the final determination of the aggregate amount of such Merger Consideration.

(C)       the total amount of Taxes required under applicable Laws to be withheld from the portion of the Merger Consideration that such Effective Time Shareholder is entitled to receive pursuant to Section 2.1(b), if any;

(D)       the Pro Rata Portion of such Effective Time Shareholder; and

(E)        the address of such Effective Time Shareholder where all Merger Consideration payable to such Effective Time Shareholder pursuant to this Agreement shall be mailed and, if known by the Company, wire transfer information for each such Effective Time Shareholder.

(ii)                                  with respect to each Change in Control Payment Recipient receiving cash and/or Parent Common Stock:

(A)       the aggregate Change in Control Payment, including the amounts of cash and/or Parent Common Stock,  payable to such Change in Control Payment Recipient out of the Initial Merger Consideration;

(B)       the pro rata distribution allocation to be paid to such Change in Control Payment Recipient to be received by such Change in Control Payment Recipient upon the final determination of the aggregate amount of the Final Cash Payment or the Deferred Payments, if any, as applicable;

(C)       the total amount of Taxes required under applicable Laws to be withheld from the portion of the Change in Control Payment that such Change in Control Payment Recipient is entitled to receive pursuant to Section 2.1(b), if any;

(D)       the Pro Rata Portion of such Change in Control Payment; and

(E)        the address of such Change in Control Payment Recipient where all Change in Control Payments payable to such Change in Control Payments pursuant to this Agreement shall be mailed and, if known by the Company, wire transfer information for each such Change in Control Payment Recipient.

(b)                                 The Company shall prepare and deliver to Parent a flow of funds spreadsheet (the “Flow of Funds Spreadsheet” which together with the Payment Spreadsheet, shall constitute the “Consideration Spreadsheet”) which reflects (consistent with the other portions of the Consideration Spreadsheet, the Payoff Letters and any other Contracts applicable to the following payments): (i) the amounts payable to third parties (including each such third party’s wire instructions) for the full payment of the Transaction Expenses, including without limitation, the Change in Control Payments that remain outstanding at the Effective Time, and (ii) such other information as Parent reasonably requests.

(c)                                  The Company acknowledges and agrees that Parent and its agents shall be entitled to rely on the Consideration Spreadsheet for purposes of making any payments hereunder.

5.4       Fees and Expenses.  Except as otherwise provided in this Agreement, (a) all fees, costs and expenses of Parent or Merger Sub incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be paid by Parent whether or not the Merger is consummated, and (b) all fees, costs and expenses of the Company and Representative incurred in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of financial advisors, financial sponsors, legal counsel and other advisors, shall be obligations of the Effective Time Shareholders, which will either be paid by the Company prior to Closing or deducted from the Merger Consideration as set forth in this Agreement.  The Company shall deliver to Parent final invoices for all unpaid Transaction Expenses (collectively, the “Final Invoices”) at the Closing.

5.5       Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, Parent shall, and Parent shall cause the Surviving Corporation to indemnify and hold harmless each individual who served as a director or officer of the Company prior to the Effective Time and their respective affiliates (collectively, the “Indemnified Parties”) to the extent provided for in any statute and under the terms and conditions of the Company Organizational Documents (each as in effect as of immediately prior to the Closing), against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the Company.  All rights to indemnification conferred hereunder shall continue as to an individual who has ceased to be a director or officer of the Company prior to the Effective Time and shall inure to the benefit of such individual’s heirs, executors and personal and legal representatives.

(b)                                 From and after the Effective Time, Parent will cause the Surviving Corporation to keep in full force and effect, and comply with the terms and conditions of, any agreement in effect as of the date of this Agreement between or among the Company and any Indemnified Party and listed on Schedule 3.11 of the Disclosure Schedule providing for the indemnification of such Indemnified Party.

(c)                                  For a period of six years after the Effective Time, Parent, at the expense of the Effective Time Shareholders, will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance covering those Persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof on terms comparable to those applicable to the directors and officers of the Company.

(d)                                 Each of Parent, the Surviving Corporation and each individual who served as a director or officer of the Company prior to the Effective Time and their respective affiliates shall cooperate, and cause their respective affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

(e)                                  The provisions of this Section 5.5 shall survive the consummation of the Merger for a period of six (6) years and (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification, reimbursement, hold harmless, exculpation or contribution that any such Person may have by contract or otherwise. The obligations of Parent or the Surviving Corporation under this Section 5.5 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.5 in any material respects without the prior written consent of such affected Indemnified Party.

Article VI.
CLOSING DELIVERABLES

6.1       Mutual Deliverables.  On the date hereof the Parties have caused the following conditions to Closing to be satisfied, either of which, in writing, may be waived by mutual agreement of the Parties:

(a)                                 Shareholder Approval.  The Company shall have obtained and delivered to Parent duly executed Shareholder Written Consents from holders of a number of outstanding shares of Company Capital Stock sufficient to represent the Minimum Shareholder Approval; and

(b)                                 Regulatory Approvals.  All approvals, authorizations and consents of any Governmental Authority the failure of which to obtain would be material to Parent, the Company or their Subsidiaries, including but not limited to those set forth on Schedule 6.1(b), shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

6.2       Company and Representative Deliverables.  On the date hereof the Company  and Representative have caused the following conditions to Closing to be satisfied, any of which, in writing, Parent has waived exclusively:

(a)                                 the Consideration Spreadsheet;

(b)                                 the Final Invoices;

(c)                                  a certificate of the Secretary of the Company, dated as of the Closing Date and in form and substance reasonably satisfactory to Parent, certifying and attaching: (A) the Company Organizational Documents, (B) the resolutions adopted by the Company Board of Directors and the Company Shareholders to authorize this Agreement, the principal terms of the Merger, the Merger and the other transactions contemplated hereby, (C) if applicable, the resolutions adopted by the Company Board of Directors terminating the 401(k) Plan(s) in accordance with Section 3.12(n); and (D) the incumbency and signatures of the officers of the Company executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Company pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby;

(d)                                 evidence reasonably satisfactory to Parent of the termination of the Company Stock Plan in accordance with its terms and in compliance with all applicable Law;

(e)                                  letters of resignation and release, effective as of the Effective Time, substantially in the form attached hereto as Exhibit J of each director and officer of the Company;

(f)                                   evidence reasonably satisfactory to Parent of the termination or waiver of any rights of co-sale, voting, registration, first refusal, board observation, information or redemption in favor of any Company Shareholder which by their terms survive the Effective Time, and the termination of the Contracts providing any such rights, in each case effective as of the Effective Time;

(g)                                  a certificate from the Secretary of State of the State of California and certifying that the Company is in good standing and that all applicable state franchise Taxes or fees of the Company through and including the date of the certificate have been paid;

(h)                                 FIRPTA documentation, including (A) a notice to the IRS, in accordance with the requirements of Section 1.897-2(h)(2) of the Treasury Regulations, in the form attached hereto as Exhibit K, dated as of the Closing Date and executed by the Company, together with written authorization for Parent to deliver such notice form to IRS on behalf of the Company after the Closing, and (B) a FIRPTA Notification Letter, in the form attached hereto as Exhibit L, dated as of the Closing Date and executed by the Company;

(i)                                     Change in Control Payment Releases by each person receiving a Change in Control Payment described on Schedule 6.2(i) in favor of Company in substantially the form attached hereto as Exhibit L;

(j)                                    written acknowledgments pursuant to which the Company’s outside legal counsel and any financial advisor, accountant or any other Person who performed services for or on behalf of the Company, or who is otherwise entitled to any fees, compensation or reimbursement from the Company, in connection with this Agreement, any of the transactions contemplated by this Agreement or otherwise, acknowledges: (A) the total amount of fees, costs and expenses of any nature that is payable and that has been paid to such Person in connection with this Agreement and any of the transactions contemplated by this Agreement; and (B) that upon receipt of any unpaid amount referred to in clause “(A),” it will have been paid in full and will not be owed any other amount by the Company with respect to this Agreement, the transactions contemplated by this Agreement or otherwise;

(k)                                 from each bank creditor, an executed payoff letter in form and substance reasonably acceptable to Parent, setting forth: (a) the amounts required to pay off in full on the Closing Date, the Indebtedness owing to such creditor (including the outstanding principal, accrued and unpaid interest and prepayment and other penalties) and wire transfer information for such payment; (b) upon payment of such amounts, a release of the Company; and (c) the commitment of the creditor to release all Liens, if any, which the creditor may hold on any of the assets of the Company prior to the Closing Date (each, a “Payoff Letter”) the Payoff Letter(s), duly executed by each bank creditor of the Company;

(l)                                     evidence reasonably satisfactory to Parent of the termination of any and all Liens (other than Permitted Liens) on the assets of the Company and the Company Capital Stock;

(m)                             from the Company, the notices, consents, modifications, amendments, waivers, approvals and terminations described on Schedule 6.2(m) with respect to the Contracts set forth therein in a form reasonably acceptable to Parent (collectively, the “Required Third-Party Deliveries”);

(n)                                 the duly executed Non-Competition Agreements with the persons set forth on Schedule 6.2(n); and

(o)                                 evidence that the Company has delivered the Soliciting Materials in accordance with applicable provisions of California Law, and Company Shareholders entitled to receive no more than three percent (3%) of the Merger Consideration otherwise payable to holders of Company Capital Stock by virtue of the Merger pursuant to the terms of this Agreement shall have exercised, or shall continue to have a right to exercise appraisal, dissenters’ or similar rights under California Law with respect to their Company Capital Stock by virtue of the Merger;

6.3       Parent and Merger Sub Deliverables.  On the date hereof, Parent and Merger Sub have caused the following conditions to Closing to be satisfied, any of which, in writing, the Representative has waived exclusively:

(a)                                 Representative shall have received a certificate of good standing of Parent (or received an oral confirmation thereof) from the Secretary of State of the State of Delaware; and

(b)                                 Representative shall have received a certificate, validly executed by the Secretary of Parent, dated as of the Closing Date and in form and substance reasonably satisfactory to Representative, certifying as to (i) the terms and effectiveness of the certificate of incorporation and the bylaws of Parent, (ii) the valid adoption of resolutions of the Board of Directors of Parent approving this Agreement and the other Related Agreements and the consummation of the transactions contemplated hereby, and (iii) the incumbency and signatures of the officers of Parent and Merger Sub executing this Agreement and the other agreements, instruments and other documents executed by or on behalf of the Parent and Merger Sub pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby.

Article VII.
SURVIVAL; INDEMNIFICATION;
REPRESENTATIVE

7.1       Survival.

(a)                                 Subject to the terms and conditions of this Article VII, the representations and warranties of the Company, Parent and Merger Sub set forth in this Agreement shall survive the Closing and the Effective Time and shall remain in full force and effect, regardless of any investigation or disclosure (except the Disclosure Schedule) made by or on behalf of any of the parties hereto or their representatives, until 11:59 p.m. (Mountain time) on the date (the “Survival Date”) that is twelve (12) months following the Closing Date  (the “Survival Period”) (and shall have no further force or effect thereafter), except that the Survival Period for the Excluded Liabilities shall be the date that is three (3) years following the Closing Date (and such Excluded Liabilities shall have no further force or effect thereafter).  Subject to the terms and conditions of this Article VII, the covenants and agreements set forth in this Agreement shall terminate at the Effective Time (and shall have no further force or effect thereafter) except for those certain covenants and agreements (such as those relating to the right to indemnification and compensation) that specifically call for action after the Effective Time or by their terms expressly provide for post-Effective Time continuation, which shall survive indefinitely unless otherwise specifically provided herein.  No right to indemnification under this Article VII in respect of a breach of a representation, warranty, covenant or agreement of the Company, Parent or Merger Sub set forth in this Agreement which is set forth in an Indemnification Claim delivered prior to the expiration of the applicable Survival Period shall be limited, restricted, impaired or otherwise affected by the expiration of the Survival Period applicable to such representation or warranty, and (iii) the expiration of the Survival Period of any representation, warranty, covenant or agreement of the Company set forth in this Agreement shall not limit, restrict, impair or otherwise affect in any manner the rights of any Parent Indemnified Person or Seller Indemnified Person under this Article VII, or otherwise under applicable Laws, relating to, arising out of or in connection with fraud which claim for fraud shall survive until the expiration of the applicable statute of limitations.

(b)                                 It is the express intent of the parties that, if the applicable Survival Period for an item as contemplated by this Section 7.1 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

7.2       Agreement to Indemnify.

(a)                                 Indemnification by Indemnitors.  Subject to the limitations set forth in this Article VII, from and after the Effective Time, the Effective Time Shareholders holding shares of Company Series E Preferred Stock and the Change in Control Payment Recipients (collectively, the “Indemnitors”), severally and not jointly, and in accordance with their respective Pro Rata Portions, indemnify and hold harmless Parent, each of its Subsidiaries and other Affiliates (including the Surviving Corporation) and their respective directors, officers, employees, Affiliates and other persons who control or are controlled by Parent or any of its Subsidiaries, and their respective agents and other representatives (hereinafter referred to individually as an “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against any and all Actions, demands, causes of action, losses, costs, damages, liabilities and expenses including, without limitation, reasonable legal fees (collectively, “Damages”) directly or indirectly caused by or arising out of the following:

(i)                                     (A) any breach of any representation or warranty made by the Company or Representative in this Agreement (other than the Fundamental Representations) or any failure of any such representation or warranty to be true and correct as of the date hereof, or (B) any failure of any representation, warranty or certification made by the Company in any agreement, document, schedule, certificate or other instrument required to be delivered by the Company under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(ii)                                  any breach of any Fundamental Representation made by the Company in this Agreement or any failure of any such representation or warranty to be true and correct as of the date hereof;

(iii)                               any breach or non-fulfillment of any covenant or other agreement or obligation to be performed by the Company in this Agreement or in any other agreement, document, certificate or other instrument entered into or delivered by the Company under or pursuant to this Agreement in connection with the transactions contemplated hereby;

(iv)                              any Excluded Liability set forth in Sections 7.2(d)(i) - 7.2(d)(v); and

(v)                                 any and all Indemnification Claims arising out of, resulting from or pertaining to any of the foregoing (including any proceeding commenced by any Parent Indemnified Person for the purpose of enforcing any of its rights under this Article VII).

(b)                                 Indemnification by Parent.  Subject to the limitations set forth in this Article VII, from and after the Effective Time, Parent and the Surviving Corporation will indemnify and hold harmless Representative, the Indemnitors, and each of their Subsidiaries and other Affiliates and their respective directors, officers, employees, Affiliates and their respective agents and other representatives (hereinafter referred to individually as an “Seller Indemnified

Person” and collectively as “Seller Indemnified Persons”) from and against any and all Damages directly or indirectly caused by or arising out of the following:

(i)                                     (A) any breach of any representation or warranty made by the Parent or Merger Sub in this Agreement or any failure of any such representation or warranty to be true and correct as of the date hereof, or (B) any failure of any representation, warranty or certification made by Parent or Merger Sub in any agreement, document, schedule, certificate or other instrument required to be delivered by Parent under or pursuant to this Agreement or in connection with the transactions contemplated hereby;

(ii)                                  any breach or non-fulfillment of any covenant or other agreement or obligation to be performed by Parent or Merger Sub in this Agreement or in any other agreement, document, certificate or other instrument entered into or delivered by Parent  under or pursuant to this Agreement in connection with the transactions contemplated hereby;

(iii)                               any Excluded Liability set forth Section 7.2(d)(i), (d)(vi), and (d)(vii); and

(iv)                              any and all Actions arising out of, resulting from or pertaining to any of the foregoing (including any proceeding commenced by any Seller Indemnified Person for the purpose of enforcing any of its rights under this Article VII).

(c)                                  Limitations.

(i)                                     Except with respect to a failure to pay the Merger Consideration, no party hereto shall be required to make any indemnification payment pursuant to this Article VII until such time as the total amount of all Damages that have been directly or indirectly suffered or incurred by any one or more of the Parent Indemnified Persons, or Seller Indemnified Persons, as applicable, or to which any one or more of the Parent Indemnified Persons, or Seller Indemnified Persons, as applicable, has or have otherwise become subject, exceeds fifty thousand dollars (50,000), inclusive of legal fees (the “Basket”).  If the total amount of such Damages exceeds the Basket, the Parent Indemnified Persons, or Seller Indemnified Persons, as applicable, shall be entitled to be indemnified against and compensated and reimbursed for all of such Damages from the first dollar thereof.  Except with respect to a failure to pay the Merger Consideration, the maximum liability of any party hereto for any and all Indemnification Claims made pursuant to this Agreement (except as set forth below) shall be limited to the Indemnification Pool (the “Damages Cap”).

(ii)                                  Notwithstanding anything to the contrary in this Agreement, the maximum liability of any Indemnitor under this Agreement for any misrepresentation or breach of, or default in connection with, an Excluded Liability shall not exceed such Indemnitor’s Pro Rata Portion of such Damages (except in the case of fraud, deliberate malfeasance, or any intentional breach by any party hereto of any representation, warranty, covenant or obligation of such party) up to an aggregate amount which, if added to all other amounts paid or payable or otherwise capable of being owed as indemnification payments by such Indemnitor under this Agreement (including the Indemnification Pool), would equal that portion of the Merger Consideration and Change in Control Payments such Indemnitor actually received under this Agreement.

(iii)                               Notwithstanding anything to the contrary in this Agreement, the maximum liability of any Indemnitor under this Agreement for fraud, deliberate malfeasance or intentional breach (except against the perpetrator of such fraud, such deliberate malfeasance or such deliberate breach) shall not exceed such Indemnitor’s Pro Rata Portion of such Damages up to an aggregate amount which, if added to all other amounts paid or payable or otherwise capable of being owed as indemnification payments by such Indemnitor under this Agreement (including the Indemnification Pool), would equal such Indemnitor’s Pro Rata Portion of $6,872,289.

(iv)                              To the extent a Parent Indemnified Person or Seller Indemnified Person has recovered Damages with respect to a matter under a provision of Section 7.2, the recovering party shall not be permitted to recover under a different provision of Section 7.2 for the same Damages already recovered (it being understood that a partial recovery for Damages under one provision of Section 7.2 shall not limit the such recovering party’s ability to recover additional Damages under such provision or any other provision of Section 7.2).

(v)                                 Any amounts payable pursuant to the indemnification obligations under this Article VII shall be calculated net of any amount actually recovered by any Parent Indemnified Party from third parties, including amounts recovered by the Parent Indemnified Parties under Company’s insurance policies, with respect to such Damages, in each such case net of any third party costs related thereto, including costs of collection, and deductibles, it being understood that a Parent Indemnified Party shall have the obligation to exercise commercially reasonable efforts to collect any such third-party recoveries (including insurance claims (other than under the directors’ and officers’ liability insurance maintained pursuant to Section 5.5(c))).  If a Parent Indemnified Party receives proceeds from third parties, including insurance proceeds, in connection with Damages for which it has received indemnification hereunder, such Parent Indemnified Party shall promptly refund to the Indemnitor the amount of such net proceeds when received, up to the amount of indemnification received hereunder with respect to such Damages.

(vi)                              Notwithstanding anything to the contrary contained in this Agreement, the Indemnitors shall not have any liability or indemnification obligation for any Taxes of the Company (A) resulting from any election made by Parent or any of its Affiliates under Section 338 of the Code or (B) attributable to any taxable period commencing after the Closing Date.

(vii)                           The Parent Indemnified Persons shall not be entitled to recover under Article VII for special or punitive damages, except to the extent awarded to a third party.

(viii)                        Notwithstanding anything contained in this Agreement to the contrary, no Parent Indemnified Person shall have any right to indemnification under this

Article VII with respect to any Damages to the extent such Damages (i) arise out of any action or inaction of any Parent Indemnified Person or (ii) arise solely out of changes after the Closing Date in applicable Law or interpretations or applications thereof.

(ix)                              The Parent Indemnified Persons shall use reasonable efforts to minimize Damages incurred and to be incurred by them.

(x)                                 No Parent Indemnified Person may offset or deduct any Damages against any amounts paid or payable pursuant to this Agreement, except as set forth in Section 7.2(g).

(xi)                              For purposes of this Agreement and the transactions contemplated hereby, Parent, Merger Sub, the Surviving Corporation and the Company acknowledge and agree that they are not entitled to rely on any representations or warranties or other statements of fact or opinion, other than the representations and warranties expressly set forth in this Agreement and the Disclosure Schedule.

(d)                                 Exclusion of Limitations.  Although a representation, warranty, covenant or agreement of any of the parties to this Agreement may not be deemed breached, inaccurate or in default unless or until a certain standard (whether as to magnitude of the breach or magnitude of the applicable item, action, obligation or requirement) as to “material”, “materiality” or Company Material Adverse Effect has been met, for purposes of calculating Damages in connection with this Section 7.2, Damages for a breach, inaccuracy or default of any such representation, warranty, covenant or agreement contained in this Agreement shall be measured without giving effect to any such standard.  Additionally, regardless of any disclosure by one party to another (except with respect to the Disclosure Schedule), notwithstanding anything herein to the contrary, the limitations on the indemnification obligations set forth in Section 7.2(c)(i) (e.g. the Basket and Damages Cap), shall not apply to any Damages arising directly or indirectly from any of the following (each an “Excluded Liability” and collectively, the “Excluded Liabilities”):

(i)                                     any fraud, deliberate malfeasance, or any intentional breach by any party hereto of any representation, warranty, covenant or obligation of such party;

(ii)                                  with respect to the Indemnitors, regardless of any disclosure of any matter set forth in the Disclosure Schedule, all Equityholder and Service Provider Matters;

(iii)                               with respect to the Indemnitors, any Damages indemnifiable pursuant to Section 7.2(a)(ii);

(iv)                              with respect to the Indemnitors, regardless of any disclosure of any matter set forth in the Disclosure Schedule, the investigation and/or defense of all Third Party Claims that if adversely determined would give rise to a right of indemnification under the Excluded Liabilities set forth in clauses (i) - (iii) of this Section 7.2(d);

(v)                                 with respect to the Indemnitors, any inaccuracy in the Consideration Spreadsheet, and any amounts paid or otherwise delivered to holders of Company Securities in excess of the portion of the Merger Consideration to which such holders are entitled in respect of such Company Securities pursuant to this Agreement;

(vi)                              with respect to Parent, any fees (including legal fees) or commissions or similar payments, based upon any agreement or understanding made, or alleged to have been made, by any Person with Parent in connection with any of the transactions contemplated by this Agreement; or

(vii)                           with respect to Parent, failure to pay any portion of the Merger Consideration when due to Sellers.

(e)                                  Survival of Claims.  Notwithstanding anything to the contrary, if, prior to the expiration of the survival period identified in Section 7.1, a Parent Indemnified Person or Seller Indemnified Person makes a Claim for indemnification under this Agreement, then such Parent Indemnified Person’s or Seller Indemnified Person’s rights to indemnification under this Section 7.2 for such Claim shall survive any expiration of such representation or warranty.

(f)                                   Indemnification Procedures.

(i)                                     If a Parent Indemnified Person is of the opinion that it has or may acquire a right to indemnification under this Article VII (each, an “Indemnification Claim”), such Parent Indemnified Person may so notify Representative (and in the event that indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) in a written notice, signed by such Parent Indemnified Person, or any officer thereof (each, an “Officer’s Certificate”):  (A) stating that such Parent Indemnified Person has directly or indirectly paid, sustained or incurred any Damages, or reasonably anticipates that it will directly or indirectly pay, sustain or incur any Damages; (B) specifying in reasonable detail the individual items of Damages included in the amount so stated (and the method of computation of each such item of Damages, if applicable), the date each such item of Damages was paid, sustained or incurred, or the basis for such reasonably anticipated Damages; (C) providing a brief description in reasonable detail (to the extent available to such Parent Indemnified Person) of the facts, circumstances or events giving rise to each item of Damages based on such Parent Indemnified Person’s good faith belief thereof; and (D) stating the basis for indemnification under Section 7.2 to which such item of Damages is related.

(ii)                                  If Representative (or in the event that indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) shall not object in writing pursuant to Section 7.2(f)(i) to any individual items of Damages set forth in an Officer’s Certificate delivered by a Parent Indemnified Person pursuant to Section 7.2(f)(i) within thirty (30) calendar days after Representative’s (or such Indemnitor’s, as applicable) receipt of such Officer’s Certificate, then:  (A) Representative (or such Indemnitor, as applicable) shall be conclusively deemed to have acknowledged and irrevocably consented, for and on behalf of the Indemnitor (with respect to Representative) or itself (with respect to a claim brought against an Indemnitor), (1) to the Parent Indemnified Person’s recovery of the full amount of all such items of Damages set forth in such Officer’s Certificate, and (2) if and to the extent necessary, and without further notice, to have stipulated to the entry of a final judgment for damages against the Indemnitors (with respect to a claim administered by Representative) or against the Indemnitor in question (with respect to a claim brought against such Indemnitor) for such items of Damages in any court having competent jurisdiction over the matter; and (B) with respect to an Indemnification Claim brought against an Indemnitor, such Indemnitor shall pay to the Parent Indemnified Person, within thirty (30) days thereafter, the full amount of such items of indemnifiable Damages set forth in such Officer’s Certificate.

(iii)                               In the event that Representative (or, in the event that indemnification is being sought hereunder directly from an Indemnitor, Indemnitor) shall seek to contest any individual items of Damages set forth in an Officer’s Certificate received from Parent pursuant to Section 7.2(f)(i), Representative (or such Indemnitor, as applicable) shall notify such Parent Indemnified Person in writing, within thirty (30) calendar days after receipt of such Officer’s Certificate, of Representative’s objection (or such Indemnitor’s objection, as applicable), which notice shall set forth a brief description in reasonable detail of Representative’s  basis (or such Indemnitor’s basis, as applicable) for objecting to each item of Damages based on Representative’s good faith belief thereof (or such Indemnitor’s good faith belief thereof, as applicable).  Upon receipt by such Parent Indemnified Person of a written notice of objection from Representative (or such Indemnitor, as applicable) pursuant to the preceding sentence,  such Parent Indemnified Person (or Parent, acting on behalf of such Parent Indemnified Person) and Representative (or such Indemnitor, as applicable) shall attempt in good faith to agree upon the rights of the respective parties with respect to the disputed items of Damages.  If Representative (or such Indemnitor, as applicable) and Parent should so agree, a memorandum setting forth the agreement reached by the parties with respect to such disputed items of Damages shall be prepared and signed by both parties, and with respect to an agreement by an Indemnitor, such Indemnitor shall pay to the applicable Parent Indemnified Person, within thirty (30) business days thereafter, the full amount of such items of Damages set forth in such memorandum.  Following the delivery of an Officer’s Certificate, Representative (or such Indemnitor, as applicable) and its representatives and agents shall be given reasonable access during Parent’s normal business hours as they may reasonably require to the books and records of the Surviving Corporation for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Officer’s Certificate, subject, in the case of an Indemnitor, to the execution of a non-disclosure agreement in a form reasonably acceptable to Parent or, in the case of the Representative, to the provisions of Section 5.1(b).

(iv)                              If within sixty (60) days after Representative’s receipt (or such Indemnitor’s receipt, as applicable) of such Officer’s Certificate, and after good faith negotiations, the parties are unable to agree on the rights of the respective parties with respect to any disputed items of Damages set forth in an Officer’s Certificate, either Parent or Representative (or such Indemnitor, as applicable) may elect for such claim or dispute to be finally settled by binding arbitration in Denver, Colorado in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having personal jurisdiction over the judgment debtor.  Such arbitration shall be conducted by a single arbitrator chosen by mutual agreement of Parent and Representative (or such Indemnitor, as applicable).  Alternatively, at the request of either Parent or Representative (or such Indemnitor, as applicable) before the commencement of arbitration, the arbitration shall be conducted by three independent arbitrators, none of whom shall have any competitive interests with Parent, Representative or the Indemnitors.  Parent and Representative (or such Indemnitor, as applicable) shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator none of whom shall have any prior relationship with the Parent Indemnified Person or the Indemnitors.  The arbitrator or majority of the three arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions for discovery abuses, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be final, binding, and conclusive upon (x) in the case of an Indemnification Claim administered by Representative, the parties and signatories to this Agreement (including all of the Parent Indemnified Persons and the Indemnitors), or (y) in the case of an Indemnification Claim brought against an Indemnitor, Parent and such Indemnitor, and Parent shall be entitled to act in accordance with such decision, and, if applicable, in the case of an Indemnification Claim brought against an Indemnitor, such Indemnitor shall pay to the Parent Indemnified Person, within thirty (30) days thereafter, the full amount to which the Parent Indemnified Person is entitled pursuant to such decision.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), including attorneys’ and experts’ fees and costs awarded to the prevailing party.

(v)                                 The procedures for making a claim for indemnification by a Seller Indemnified Person shall be made in the same manner set forth in this Section 7.2(f) with the parties’ responsibilities, covenants and obligations being reversed.

(vi)                              In the event that any Indemnitor shall be obligated to indemnify any Parent Indemnified Person pursuant to this Agreement, such Indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of such Parent Indemnified Person with respect to the claim to which such indemnification relates.

(g)                                  Set-off.  Parent shall have the right to withhold and deduct any sum that may be owed to any Parent Indemnified Person under this Article VII from (i) the full amount of the Final Cash Payment (as used herein, the “Indemnification Pool”) and (ii) solely for claims related to the Excluded Liabilities, including, without limitation, breaches of the Fundamental Representations and Equityholder or Service Provider Matters, the balance of the Deferred Payments.  The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

(h)                                 Exclusivity of Indemnification Remedies.  Without limiting the rights of any party (or the obligations of any Person) under any Contract (other than this Agreement) entered into in connection with this Agreement or otherwise, the indemnification remedies set forth in this Article VII shall be the sole and exclusive remedy of all Parent Indemnified Persons against the Indemnitors and of all Seller Indemnified Persons against Parent and the Surviving Corporation relating to, arising out of or in connection with or with respect to (A) any of the matters referred to in Section 7.2, or (B) a breach of this Agreement, in each case, other than equitable remedies and the Parent Indemnified Persons and the Seller Indemnified Persons each hereby waive and release any and all tort claims and causes of action that may relate to, arise out of, or are in connection with this Agreement, the consummation of the transactions contemplated hereby, or the negotiation, execution or performance of this Agreement, in each case other than any claim relating to, arising out of or in connection with fraud, willful and knowing breach or intentional breach).

(i)                                     Third Party Actions.  In the event any Action is instituted against a Parent Indemnified Person which involves or appears reasonably likely to involve an Indemnification Claim hereunder (a “Third Party Claim”), Parent will, promptly after receipt of notice of any such Action, notify Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) of the commencement thereof.  The failure to so notify Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) of the commencement of any such Action will relieve the Indemnitor from liability in connection therewith only if and to the extent that such failure materially and adversely prejudices the defense of such Action.  Parent shall have the right, in its sole discretion, to control the defense and settlement of such Action; provided, however, that Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) and its counsel (at the sole expense of the Indemnitors) may participate in (but not control the conduct of) the defense of such Action; provided further that, except with the consent of Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) (which consent shall not be unreasonably withheld, delayed or conditioned), no settlement of any such Action with third party claimants shall be determinative of the amount of Damages relating to such matter or fail to include a release of all claims against the Company and the Indemnitors.  Parent shall keep the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) apprised of the status of such third-party claim and shall furnish the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) with all documents and information that the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) shall reasonably request and shall consult with the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor)  as Parent believes is necessary exercising commercially reasonable judgement, except that the Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) shall not be provided such opportunity to the extent that Parent determines on advice of legal counsel that such participation could result in the loss of any attorney-client privilege or right under the work-product doctrine of Parent or any Parent

Indemnified Person in respect of such claim.  In the event that Representative (or, in the event indemnification is being sought hereunder directly from an Indemnitor, such Indemnitor) has consented to any such settlement, the Indemnitors shall have no power or authority to object under any provision of this Article VII to the amount of any such Indemnification Claim against the Indemnitors directly with respect to such settlement.

(j)                                    Treatment of Indemnification Payments.  The Indemnitors, Representative and Parent agree to treat (and cause their Affiliates to treat) any payments received pursuant to Section 7.2 as adjustments to the Merger Consideration for all Tax purposes, to the maximum extent permitted by applicable Laws.

(k)                                 Effect of Investigation; Reliance.  The right to indemnification, payment of Damages or any other remedy hereunder will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time (except through the Disclosure Schedule), whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by the Company or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification, payment of Damages, or any other remedy based on any such representation, warranty, covenant or agreement.  No Parent Indemnified Person or Seller Indemnified Person shall be required to show reliance on any representation, warranty, certificate or other agreement set forth in this Agreement or the Related Agreements in order for such Parent Indemnified Person or Seller Indemnified Person, as applicable, to be entitled to indemnification hereunder except in the case of a claim for fraud.  Parent and the Company each acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Effective Time, which if resolved at the Effective Time would have led to a reduction in the Merger Consideration that Parent would have paid in connection with the Merger.

7.3       Representative.  As a result of the approval of this Agreement and the transactions contemplated hereunder by the Company Shareholders, the Indemnitors hereby appoint Representative as their true and lawful agent, proxy and attorney-in-fact, to execute and deliver this Agreement and exercise all or any of the powers, authority and discretion conferred on him or her under this Agreement.

(a)                                 Powers of Representative.

(i)                                     Representative shall have and may exercise all of the powers conferred upon him or her pursuant to this Agreement, which shall include:

(A)       After the Closing, the power and authority to negotiate and resolve with the Parent Indemnified Persons the determination of the Adjustment Amount, the Deferred Payments, Change in Control Payments and any other Transaction Expenses, and the Merger Consideration;

(B)       The power to execute any agreement or instrument in connection with the transactions contemplated hereby for and on behalf of the Indemnitors;

(C)       The power to give or receive any notice or instruction permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, to be given or received by any Indemnitor, and each of them (other than notice for service of process relating to any Action before a court or other tribunal of competent jurisdiction , as applicable), and to take any and all action for and on behalf of Indemnitors, and each of them, under this Agreement or any other such agreement, document or instrument;

(D)       The power to authorize payment to any Parent Indemnified Person from the applicable Indemnification Pool, in satisfaction of any Indemnification Claims, agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, resolve any Indemnification Claims, take any actions in connection with the resolution of any dispute relating hereto or to the transactions contemplated hereby by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Indemnitor or necessary in the judgment of Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement;

(E)        The power to consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Indemnitors;

(F)         The power to review, negotiate and agree to and authorize any set-offs set forth in Section 7.2(g) or otherwise in satisfaction of any payment obligation, in each case, on behalf of the Indemnitors, as contemplated thereunder;

(G)       The power to waive any terms and conditions of this Agreement providing rights or benefits to the Indemnitors (other than the payment of the portion of the Merger Consideration that is payable or otherwise deliverable as of the Closing Date in accordance with the terms hereof and in the manner provided herein); and

(H)      The power to take any actions in regard to such other matters as are reasonably necessary for the consummation of the transactions contemplated hereby or as Representative reasonably believes are in the best interests of the Indemnitors;

provided, however, that notwithstanding the foregoing or anything to the contrary set forth herein, the powers conferred above shall not authorize or empower Representative to settle any Indemnification Claim to the extent such settlement provides for the direct recovery of Damages by a Parent Indemnified Person from any Indemnitor (i.e., beyond the set-offs set forth in Section 7.2(g)).

(b)                                 Representations of Representative.  Representative hereby represents and warrants to Parent and Merger Sub as follows:

(i)                                     Representative has all necessary limited liability company power and authority to execute and deliver this Agreement and to carry out his, her or its obligations hereunder and thereunder.

(ii)                                  This Agreement has been duly executed and delivered by Representative and, assuming the due authorization, execution and delivery of this Agreement by Parent, Merger Sub and the Company, constitutes the valid and legally binding obligation of Representative, enforceable against Representative in accordance with its terms, subject to bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors, and to general equity principles and the laws of agency.

(c)                                  Representative Procedures upon Receipt of Indemnification Claims. Representative shall have the discretion to take such action as it shall determine to be in the best interest of all of the Indemnitors, including authorizing the distribution to any Parent Indemnified Person of any portion of the Indemnification Pool; provided, however, that, in any event, all Indemnitors are treated in substantially the same manner.

(d)                                 Notices.  Any notice given to Representative following the Closing will constitute notice to each and all of the Indemnitors at the time notice is given to Representative. Any action taken by, or notice or instruction received from, Representative will be deemed to be action by, or notice or instruction from, each and all of the Indemnitors.  Except as otherwise set forth herein, Parent, Merger Sub, the Company and the Surviving Corporation may, and Parent will, disregard any notice or instruction received from any one or more individual Indemnitors.

(e)                                  Agreement of Representative.  Representative hereby agrees to do such acts, and execute further documents, as shall be necessary to carry out the provisions of this Agreement.

(f)                                   Limitation on Liability. Representative shall not be liable to any Indemnitor for any act done or omitted hereunder as Representative while acting in good faith and without gross negligence or willful misconduct.  The Indemnitors shall severally, based on their respective Pro Rata Portions (but not jointly), indemnify and defend Representative and hold Representative harmless against any Damages (each, a “Representative Loss”) relating to, arising out of or in connection with the acceptance or administration of Representative’s duties hereunder, in each case as such Representative Loss is suffered or incurred; provided that in the event it is finally determined by a court of law that such Representative Loss or any portion thereof was primarily caused by the gross negligence or willful misconduct of Representative, Representative will reimburse the Indemnitors the amount of such indemnified Representative Loss attributable to such gross negligence or willful misconduct.  If not paid directly to Representative by the Indemnitors, any such Representative Loss may be recovered by Representative from amounts in the Indemnification Pool at such time as remaining amounts held in the Indemnification Pool would otherwise be distributable to the Indemnitors; provided, that while this section allows Representative to be paid from the Indemnification Pool this does not relieve the Indemnitors from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent Representative from seeking any remedies available to it at law or otherwise.  In all questions arising under this Agreement, Representative will not be liable to the Company Shareholders who hold securities at or prior to the Effective Time or the Indemnitors for anything done or omitted while acting in good faith and without gross negligence or willful misconduct.

(g)                                  Rep Expense Setoff.  Representative may withhold all fees and expenses reasonably incurred by Representative in the execution of its responsibilities hereunder from the amounts otherwise payable to the Indemnitors pursuant to Section 2.1(b)(i).

7.4       Reliance on Representative.  Parent and its respective Affiliates (including, after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of Representative and treat such Representative as the duly appointed attorney-in-fact of each Indemnitor and as having the duties, power and authority provided for in this Agreement.  None of Parent or its respective Affiliates (including, after the Effective Time, the Surviving Corporation) shall be liable to any Indemnitor for any actions taken or omitted by them in reliance upon any instructions, notice or other instruments delivered by Representative.  No resignation of Representative shall become effective unless at least thirty (30) days’ prior written notice of the replacement or resignation of such Representative shall be provided to Parent. Parent and its respective Affiliates (including, after the Effective Time, the Surviving Corporation) shall be entitled to rely at any time after receipt of any such notice on the most recent notice so received.  The Indemnitors who represent a majority in interest in the Final Cash Payment and the Deferred Payments may remove Representative by a written instrument delivered to Representative, Parent and the Company, and, in such event and also if Representative shall be unable or unwilling to serve in such capacity, its successor who shall serve and exercise the powers of Representative hereunder shall be appointed by a written instrument signed by the Indemnitors who represent a majority in interest in the Final Cash Payment and the Deferred Payments and delivered to Parent.

Article VIII.
MISCELLANEOUS

8.1       Definitions.

(a)                                 Definitions.  The terms used in this Agreement shall have the meanings ascribed thereto in this Section 8.1 and elsewhere in this Agreement.  When a term is used but not defined in a Schedule or Appendix to this Agreement, it shall have the meanings ascribed thereto in this Agreement.

“Accrued Bonus Expenses” shall mean those bonus payments and other payments and expenses set forth on Schedule 8.1(a)(1).

“Accrued Liabilities” shall mean, without duplication, all commission expenses payable after Closing for sales with respect to which Company has received total or partial payments prior to Closing, income tax liabilities, royalties, professional and legal fees and other liabilities required to be accrued on a balance sheet in accordance with GAAP, including Accrued Bonus Expenses, properly accrued in accordance with GAAP (but excluding, Change in Control Payments, Transaction Expenses and deferred revenue).  By way of clarification and not by way of limitation, the calculation of Working Capital shall not include any future lease or sales tax expenses.

“Action” shall mean any private or governmental action, suit, claim, charge, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity,

whether civil or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, proceeding or demand .

“Adjustment Amount” shall mean an amount (which may be a positive or negative number) equal to (a) the Working Capital as of the Closing Date, minus (b) $463,115.  By way of example, (a) if the Working Capital as of the Closing Date is actually $463,065, the Adjustment Amount would be -$50.00 and the Merger Consideration would be reduced by $50.00; and (b) if the Working Capital as of the Closing Date is actually $463,165, the Adjustment Amount would be $50.00 and the Purchase Price would be increased by $50.00.

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person.  Notwithstanding the foregoing, any Person constituting a portfolio investment of any of the Company Shareholders that are venture capital investors shall not be considered an Affiliate of the Company solely as a result of such relationship.

“California Law” shall mean the CCC and all other Laws of the State of California.

“Change in Control Payment Recipients” shall mean recipients of a Change in Control Payment.

“Change in Control Payments” shall mean, without duplication, an amount equal to the sum of the unpaid amount of (a) any severance, retention, bonus, consent fee, profit sharing payment or other similar payment payable to any Employee by the Company under any Contract, Company Employee Plan or pursuant to applicable Laws payable in connection with the closing of the transactions contemplated by this Agreement, without the occurrence of any subsequent event, excluding the cash-out of accrued vacation or paid time-off and payroll obligations of the Company as of the Closing to the extent included as a liability on the Most Recent Balance Sheet (but excluding any amounts (i) for accrued sales commissions earned in the ordinary course of business, (ii) for the reimbursement of any expenses incurred in the ordinary course of business consistent with past practice or (iii) incurred by Parent or any Affiliate of Parent to Continuing Employees following the Closing); (b) the Accrued Bonus Expenses; and (c) any increase of any benefits otherwise payable by the Company to the extent arising from contracts with, or actions by, the Company at or prior to the Closing.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and regulations promulgated thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended and regulations promulgated thereunder.

“Company Capital Stock” shall mean all capital stock of the Company, including Company Common Stock and Company Preferred Stock.

“Company Common Stock” shall mean the common stock of the Company, par value $0.001 per share.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement to provide compensation or benefits to any employee or former employee, including retirees, of the Company, whether or not considered legally binding and whether or not written, whether funded or unfunded, that involves any (a) bonus, incentive, change of control, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, retirement, profit sharing, or pension benefits; (b) welfare or “fringe” benefits, including, without limitation vacation, severance, disability, medical hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria plan, regular in-kind gifts or other benefits; or (c) Employee Agreement, including without limitation any “employee benefit plan” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee and with respect to which the Company or any ERISA Affiliate reasonably could have any Liability or obligation.

“Company Intellectual Property” shall mean any and all Intellectual Property that is owned by, purported to be owned by, or exclusively licensed to Company.

“Company Material Adverse Effect” shall mean any change, event, circumstance or effect (any such item, an “Effect”) that, individually or in the aggregate when taken together with all other Effects that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, that is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities, or results of operations of the Company taken as a whole, other than any Effect to the extent resulting from (A) changes in general economic conditions, (B) general changes or developments in the industries in which the Company operates, (C) changes in any Law or GAAP or the interpretation or enforcement of either, (D) earthquakes, floods, hurricanes, tornadoes, natural disasters or other acts of nature, (E) global, national or regional political conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof or (F) any action taken at the written request of Parent or Merger Sub (but only, in the case of the foregoing clauses (A), (B), (C), (D) and (E) to the extent that such Effects do not have a disproportionate impact on the Company relative to the other participants similar to the Company in the industries in which the Company operates).

“Company Options” shall mean all issued and outstanding options, whether vested or unvested, to acquire shares of Company Common Stock.

“Company Preferred Stock” shall mean, collectively, the Company Series A Preferred Stock, the Company Series B Preferred Stock, the Company Series C Preferred Stock, the Company Series D Preferred Stock, and the Company Series E Preferred Stock.

“Company Products” shall mean all products, services or other offerings developed (including products, services and other offerings for which development is ongoing), manufactured, made commercially available, marketed, distributed, supported, sold, imported for resale or licensed out by or on behalf of the Company, including any software, plugins, libraries and APIs.

“Company Securities” shall mean all securities of the Company, including all Company Capital Stock, Company Options, Company Warrants, Company Notes and all other securities that are convertible into, or exercisable or exchangeable for, securities of the Company.

“Company Series A Preferred Stock” shall mean the Company Preferred Stock designated “Series A Preferred Stock” in the Charter, par value $0.001 per share.

“Company Series B Preferred Stock” shall mean the Company Preferred Stock designated “Series B Preferred Stock” in the Charter, par value $0.001 per share.

“Company Series C Preferred Stock” shall mean the Company Preferred Stock designated “Series C Preferred Stock” in the Charter, par value $0.001 per share.

“Company Series D Preferred Stock” shall mean the Company Preferred Stock designated “Series D Preferred Stock” in the Charter, par value $0.001 per share.

“Company Series E Preferred Stock” shall mean the Company Preferred Stock designated “Series E Preferred Stock” in the Charter, par value $0.001 per share.

“Company Stock Plan” means the 2004 Stock Incentive Plan of the Company, as amended.

“Company Shareholders” shall mean all holders of Company Capital Stock.

“Confidential Information” shall mean information that is not generally known or readily ascertainable through proper means, whether tangible or intangible, including algorithms, customer lists, ideas, designs, devices, flow charts, formulas, know-how, methods, processes, programs, prototypes, schematics, systems and techniques.

“Contract” shall mean any binding written or oral contract, agreement, arrangement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders).

“Copyright” shall mean all: (1) rights associated with published and unpublished works of authorship, including all registered and unregistered copyrights in both published works and unpublished works (including, for avoidance of doubt, computer software, audiovisual works, collective works, compilations, derivative works, literary works, and sound recordings); (2) all rights in mask works; and (3) all rights of attribution and integrity and other moral rights of an author of any such works.

“Databases” shall mean databases, data compilations and collections, and technical data.

“Effective Time Shareholder” shall mean each holder of a share of Company Capital Stock issued and outstanding immediately prior to the Effective Time.

“Employee” shall mean any current or former or retired employee, consultant, independent contractor or director of the Company and each ERISA Affiliate.

“Employee Agreement” shall mean each written employment, change in control, severance, consulting, engagement, retainer, golden parachute, relocation, repatriation, expatriation, visa, work permit or other agreement or contract between the Company or any ERISA Affiliate, on the one hand, and any Employee, on the other hand and with respect to which the Company or any ERISA Affiliate reasonably could have any Liability or obligation.

“Employee Benefit Plan” shall have the meaning specified in Section 3(3) of ERISA.

“Equityholder and Service Provider Matters” shall mean (a) any Dissenting Share Payments and any Damages relating to, arising out of or in connection with the Dissenting Shares or Dissenting Share Payments, (b) any other claim by any current or former securityholder of the Company or any other Person (i) relating to, arising out of or in connection with the Merger, this Agreement or the transactions contemplated hereby, including the allocation of the Merger Consideration or (ii) asserting, alleging or seeking to assert rights with respect to Company Securities, including any claim asserted, based upon or related to (A) the ownership or rights to ownership of any Company Securities, (B) any rights of a Shareholder of the Company, including any rights to securities, preemptive rights or rights to notice or to vote securities, (C) any rights under the Company Organizational Documents and (D) any claim that such Person’s equity securities were wrongfully repurchased by the Company, in each case with respect to this clause “(b),” except for the right following the Closing and in compliance with the terms of this Agreement of a Company Shareholder to receive such Shareholder’s portion of the Merger Consideration as provided herein and set forth on the Consideration Spreadsheet and (c) any claim or right asserted or held by any person who is or at any time was an officer, director, employee or agent of the Company (against the Surviving Corporation, against Parent, against any Affiliate of Parent or against any other Person), involving a right or entitlement or an alleged right or entitlement to indemnification, reimbursement of expenses or any other relief or remedy (under the Company Organizational Documents, under any indemnification agreement or similar Contract, under any Law or otherwise) with respect to any act or omission on the part of such person or any event or other circumstance that arose, occurred or existed at or prior to the Effective Time.

“Environmental Laws” shall mean any Law (whether domestic or foreign) relating to (a) releases or threatened release of Hazardous Substances, (b) pollution or protection of employee health or safety, public health or the environment or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended and regulations promulgated thereunder.

“ERISA Affiliate” shall mean any other current or former Person or entity under common control with the Company or that, together with the Company could be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA or within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Fundamental Representations” shall mean the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4 and 3.5.

“GAAP” shall mean U.S. generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” shall mean any U.S. federal, state, municipal or local or any foreign government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or Taxing Authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in each case in the ordinary course of business.

“Hazardous Substance” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, radioactive and biological materials, asbestos-containing materials, hazardous substances, petroleum and petroleum products or any fraction thereof.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996 and regulations promulgated thereunder.

“Indebtedness” shall mean all Liabilities (including any applicable interest and premiums, penalties, fees, expenses, breakage costs, payments resulting from or arising out of a change of control, or repayment costs (including with respect to any prepayment or termination thereof (regardless if any of such are actually paid or terminated) or any increased amount owed thereunder in connection with the transactions contemplated hereby), in each case with respect to the following): (i) for borrowed money, (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases or (v) in the nature of guarantees of the obligations described in the preceding clauses (i)—(iv), inclusive, of any other Person.  For the avoidance of doubt, any termination or other fee payable by the Company in connection with the termination of any Indebtedness shall constitute Indebtedness.

“Intellectual Property” shall mean any of the following and all rights in, arising out of, and associated with any of the following throughout the world: (1) Trademarks; (2) Patents; (3) Copyrights; (4) Trade Secrets, (5) Net Names, (6) Databases, and (7) all other rights analogous to any of the foregoing in any jurisdiction throughout the world.

“Inventions” shall mean inventions (whether or not patentable), discoveries, improvements, business methods, compositions of matter, machines, methods, and processes and new uses for any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to the Company, the actual knowledge of the directors and officers of the Company and the individuals set forth on Appendix A as well as the knowledge such individuals would have after reasonable investigation and inquiry of the Company’s management, directors, officers, and the Key Employees who would reasonably be expected to have knowledge of the matter in question.

“Laws” shall mean federal, state, municipal or local, foreign, supranational or other laws, statutes, constitutions, treaties, principles of common law, directive, standard ordinances, codes, edicts resolutions, promulgations, rules, regulations, orders, judgments, rulings, writs, injunctions, decrees, or any other similar legal requirements issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” shall mean, with respect to any Person, any and all liabilities and obligations of any kind (whether known or unknown, contingent, accrued, due or to become due, secured or unsecured, matured or otherwise), including accounts payable, all liabilities and obligations related to Indebtedness or Guarantees, costs, expenses, royalties payable, and other reserves, accrued bonuses and commissions, accrued vacation and any other form of leave, termination payment obligations, employee expense obligations and all other liabilities and obligations of such Person or any of its Subsidiaries or Affiliates, regardless of whether such liabilities are required to be reflected on a balance sheet in accordance with GAAP.

“Lien” shall mean any lien, statutory lien, pledge, mortgage, Security Interest, charge, claim, encumbrance, easement, right of way, covenant, restriction, right, option, conditional sale or other title retention agreement of any kind or nature.

“Net Name” shall mean all rights in internet domain names, uniform resource locators and other web addresses and sites, as well as all user names and other identifiers of any type on any social network or other online or mobile service or network.

“Net Realizable Receivables” means all accounts receivable (reduced by applicable allowances for doubtful accounts in accordance with GAAP).

“Off The Shelf Code” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than U.S. $5,000 on an annual basis for a single user or work station.

“Open Source License” shall mean: (a) any so called “open source,” “copyleft,” “freeware,” or “general public” license (including, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), the GNU Affero General Public License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Sun Community Source License

(SCSL), the Sun Industry Standards License (SISL), IBM Public License, or the Apache License); (b) any license that is listed at, or substantially similar to those listed at http://www.opensource.org/licenses/; and (c) any license that (i) requires the licensor to permit reverse engineering of the licensed technology (such as software) or other technology incorporated into, derived from, or distributed with such licensed technology or (ii) requires the licensed technology or other technology incorporated into, derived from, or distributed with such licensed technology (A) to be distributed in source code form, (B) to be licensed for the purpose of making modifications or derivative works, or (C) to be distributed at no charge.

“Owned Software” shall mean the computer programs and software, including any and all software implementations of algorithms, models and methodologies, program files, program and system logic, program modules, routines, and subroutines, whether in source code, object code or other form, owned by the Company.

“Parent Common Stock” shall mean shares of the common stock, par value $0.001 per share, of Parent.

“Patents” shall mean all rights (other than Trade Secrets) in, arising out of, or associated with Inventions, including all patents, patent applications and Inventions that may be patentable.

“Permits” shall mean all permits, concessions, grants, franchises, licenses and other governmental authorizations and approvals.

“Permitted Liens” means (i) any restrictions imposed by applicable federal and state securities laws related to the sale, transfer, pledge or other disposition of securities, (ii) Liens for Taxes or governmental assessments not yet due and payable or for Taxes or governmental assessments being contested in good faith through appropriate proceedings for which adequate accruals or reserves have been established in accordance with GAAP on the Financial Statements, (iii) statutory Liens securing rental payments (excluding Liens that were created by any action (or any failure to act in accordance with the terms of any real property lease) by the Person subject to the Lien), (iv) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over the leased real property which are not violated by the current use and operation thereof, or other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, interfere or may interfere in any material respect with the present use of or occupancy of the affected parcel; (v) mechanics’, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business consistent with past practice for amounts that are not delinquent, for which adequate accruals or reserves have been established on the Most Recent Balance Sheet and (vi) such non-monetary imperfections of title, if any, which do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” shall mean any information that alone or in combination with other information can be used to directly or indirectly identify a specific Person, device, or application and any other information (regardless of whether it alone can be used to identify a specific Person, device, or application) that is stored, managed, associated with, or made available in connection with such information.  Personal Information includes all information with respect to employees and individual contractors of the Company.

“Privacy Legal Requirement” shall mean (a) all applicable Laws and contractual obligations related to data privacy, data security and marketing including applicable laws implementing the European Union Data Protection Directive and the European Union Directive on Privacy and Electronic Communications, as amended, and including requirements set forth in guidelines published by the regulatory bodies such as the Federal Trade Commission and applicable European Union data protection authorities; (b) the privacy policies of the Company and any public statements that the Company has made regarding their privacy policies and practices; (c) third party privacy policies that the Company has been or is contractually obligated to comply with; (d) any rules of any applicable self regulatory organizations in which the Company is or has been a member and/or that the Company is or has been contractually obligated to comply with; and (e) any applicable published industry best practices or other standards relating to privacy or data security (including the PCI Data Security Standard, the Network Advertising Initiative’s Self Regulatory Code of Conduct, and the Digital Advertising Alliance’s Self Regulatory Principles for Online Behavioral Advertising).

Pro Rata Portion” shall mean, with respect to each Indemnitor, a percentage equal to the quotient obtained by dividing (i) the aggregate amount of the Initial Merger Consideration payable to such Indemnitor plus the aggregate amount of the Change in Control Payment payable to such Indemnitor as of the Closing, by (ii) the aggregate amount of the Initial Merger Consideration payable to all Indemnitors plus the aggregate amount of the Change in Control Payment payable to all Indemnitors as of the Closing.  For purposes of clarity, the sum of all “Pro Rata Portions” of the Indemnitors shall at all times equal one (1).

“Related Agreements” shall mean (i) this Agreement, (ii) the Non-Disclosure Agreement, (iii) the Non-Competition Agreements, and (iv) all other agreements, consents, instruments and certificates entered into by the Company or any of the Shareholders or employees in connection with the transactions contemplated herein.

“Related Party” shall mean any current or former Shareholder, Employee, officer or director of the Company, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act).

“Security Interest” shall mean any mortgage, security interest, pledge, encumbrance, restriction on the right to sell or dispose (and in the case of securities, vote) or lien (whether arising by contract or by operation of law and whether voluntary or involuntary).

“Standard Customer Agreements” shall mean Company’s standard form Contracts for use with customers in the ordinary course of business having non-exclusive end user licenses to the object code form of the Company Products.

“Standard NDAs” shall mean non-disclosure or confidentiality agreements used in the ordinary course of business that provide no more than limited use rights of Trade Secrets.

“Subsidiary” shall mean, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party, corporation or organization or by any one or more of its subsidiaries or (ii) such party, corporation or organization or any other subsidiary of such party, corporation or organization is a general partner (excluding any such partnership where such party, corporation or organization or any subsidiary of such party does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, escheat, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any  interest, penalties, fines, additions to Tax or additional amounts (whether disputed or not) imposed by any Taxing Authority, (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being or having been a member of an affiliated, consolidated, combined, unitary, aggregate or similar group for any taxable period, and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or otherwise by operation of law or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Law” shall mean any Law relating to Taxes.

“Tax Return” shall mean any return, report, information statement, estimate or claim for refund with respect to any Tax (including any elections, declarations, schedules, statements or attachments thereto, and any amendment thereof), and, where permitted or required, affiliated, combined, consolidated, unitary, aggregate or similar returns for any group of entities that includes the Company.

“Taxing Authority” shall mean the IRS or any other governmental body (whether state, local or foreign) responsible for the administration of any Tax.

“Trademarks” shall mean words, names, symbols, devices, designs, and other designations, and combinations of the preceding items, used to identify or distinguish a business, good, group, product, or service or to indicate a form of certification, including logos, trade names, trade dress, trademarks and service marks, whether registered or unregistered.

“Trade Secrets” shall mean all know-how, trade secrets, confidential information, proprietary information, or other information that is not generally known or readily ascertainable through proper means, including all customer lists, software, algorithms, programs, technical information, data, ideas, designs, processes, formulas, methods, technology, systems, plans, drawings and blue prints, and all rights in, arising out of, or associated therewith.

“Transaction Expenses” shall mean, without duplication, to the extent unpaid immediately prior to the Effective Time, (i) all fees, costs and expenses (whether or not billed or invoiced prior to the Effective Time), including any and all legal, accounting, tax, consulting, investment banking, financial advisory, and brokerage fees, costs and expenses, and agents’ commission, incurred by the Company or any other Person (for which the Company may pay or reimburse others or may otherwise be obligated to pay or reimburse others or may be or may become liable) in connection with this Agreement, the Merger or any of the transactions contemplated hereby, (ii) all amounts paid or payable by the Company to Representative in its capacity as Representative, (iii) all Change in Control Payments, (iv) any of the fees, costs and expenses set forth on Schedule 8.1(a)(2), (v) all Liabilities relating to or arising out of any “excess parachute payments” within the meaning of Section 280G of the Code and (vi) any and all fees, costs or expenses to be paid by the Effective Time Shareholders to maintain directors’ and officers’ liability insurance pursuant to Section 5.5(c).

“Working Capital” shall mean the sum of all (a) cash, cash equivalents, marketable securities, prepaid expenses, realizable deposits, Net Realizable Receivables and other current assets of the Company, each calculated in conformity with GAAP, minus (b) the sum of all Accrued Liabilities.

(b)                                 Additional Defined Terms.

Term	Section
401(a)( Plan	3.12(n)
Agreement	PREAMBLE
Authorized Common Share Number	3.53.5(a)
Authorized Preferred Share Number	3.53.5(a)
Basket	7.2(c)
CCC	PREAMBLE
Agreement of Merger	1.2
Change in Control Payment Release	RECITALS
Chapter 13	2.1(b)(iv)(A)
Charter	1.5(a)
Closing	1.3
Closing Date	1.3
Closing Financial Statements	1.8(a)
Company	PREAMBLE
Company Board of Directors	3.1(a)
Company Note	2.1(e)
Company Organizational Documents	1.5(a)
Company Privacy Policy	3.13(i)
Company Stock Certificate	2.2(b)(ii)
Company Technology	3.13(h)(i)
Company Treasury Stock	2.1(b)(ii)
Company Warrant	2.1(d)
Consents	3.3
Consideration Spreadsheet	5.3(b)

Term	Section
Contaminants	3.13(h)(i)
Damages Cap	7.2(c)
Disagreement Notice	1.8(a)
Disagreement Notice Date	1.8(a)
Disclosure Schedule	Article III
Dissenting Share Payments	2.1(b)(iv)(A)
Dissenting Shares	2.1(b)(iv)(A)
Effective Time	1.2
Excluded Liabilities	7.2(d)
Excluded Liability	7.2(d)
Final Cash Payment	1.7
Final Invoices	5.4
Financial Statements	3.7(a)
Flow of Funds Spreadsheet	5.3(b)
Indemnification Claim	7.2(f)(i)
Indemnification Pool	7.2(g)
Information Statement	3.32
Initial Cash Payment	1.7
Initial Merger Consideration	1.7
Licensed Intellectual Property	3.13(b)
Lost Certificate Indemnity Agreement	2.2(c)
Lost Stock Affidavit	2.2(c)
Material Contracts	3.11
Merger	RECITALS
Merger Consideration	1.7
Merger Sub	PREAMBLE
Minimum Shareholder Approval	3.1(b)
Most Recent Balance Sheet	3.7(a)
Non-Competition Agreements	RECITALS
Non-Disclosure Agreement	5.1(a)
Officer’s Certificate	7.2(f)(i)
Open Source Software	3.13(h)(ii)
Parent	PREAMBLE
Parent Indemnified Person	7.2(a)
Parent Indemnified Persons	7.2(a)
Payoff Letter	6.2(k)
Registered Company Intellectual Property	3.13(a)(ii)
Representative	PREAMBLE
Representative Disclosees	5.1(b)
Representative Loss	7.3(f)
Required Shareholder Approval	RECITALS
Required Third-Party Deliveries	6.2(m)
Securities Act	3.5(b)
Seller Indemnified Person	7.2(b)
Seller Indemnified Persons	7.2(b)
Significant Customer	3.27(a)
Significant Supplier	3.27(b)
Soliciting Materials	3.1(c)
Source Code	3.27(a)

Term	Section
Stock Consideration	1.7
Stock Payment Spreadsheet	5.3(a)
Shareholder Transmittal Letter	2.2(b)(ii)
Shareholder Written Consent	RECITALS
Survival Date	7.2(a)
Survival Period	7.2(a)
Surviving Corporation	1.1
Third Party Claim	7.2(i)
Treasury Regulations	3.9(a)
Unaffiliated Firm	1.8(a)
Unaffiliated Firm Report	1.8(a)
Unaffiliated Firm Report Date	1.8(a)
WARN Act	3.15(e)

8.2       Certain Interpretations.  When a reference is made in this Agreement to a Schedule or an Exhibit, such reference shall be to a Schedule or an Exhibit to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The headings set forth in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless context otherwise requires, all references in this Agreement to the Subsidiaries of a legal entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  Documents or other information and materials shall be deemed to have been “Made Available” by the Company at or prior to the date of this Agreement if and only if the Company has provided such documents and other information and materials to Parent or its representatives in connection with the Merger for at least one business day prior to the execution and delivery of this Agreement by the parties hereto.  The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.3       Disclosure Schedule.  For the purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company in the applicable section of this Agreement.

8.4       Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, by overnight prepaid courier or by facsimile (receipt confirmed) or email (receipt confirmed) to:

(a)                                 if to Parent or to Merger Sub, to:

Evolving Systems, Inc.

9777 Pyramid Ct. Suite 100

Englewood, CO 80112

Attention: Thaddeus Dupper

Tel:  (303) 802-1150

Fax: (303) 802-1420

with a copy to:

Bryan Cave LLP

1700 Lincoln St., Suite 4100

Denver, CO 80203-4541

Attention: Charles D. Maguire, Jr., Esq.

Tel: (303) 861-7000

Fax: (303) 866-0200

(b)                                 if to the Company (prior to the Effective Time), to:

Telespree Communications

185 Berry St.

San Francisco, CA 94107

Attention: Ellen Schwab

Tel:  (415) 817-0836

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025

Attention:  Brian Covotta

Tel: (650) 473-2649

Fax: (650) 473-2601

(c)                                  if to Representative, to:

Gill Cogan

c/o Opus Capital
2730 Sand Hill Road, Suite 150

Menlo Park, CA 94025

Tel: (650) 543-2900

Fax: (650) 561-9570

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

2765 Sand Hill Road

Menlo Park, CA 94025
Attention:  Brian Covotta
Tel: (650) 473-2649

Fax: (650) 473-2601

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent one day following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by electronic mail or facsimile transmission, as the case may be, and addressed as aforesaid.  Any notice to be given following the Closing to any Effective Time Shareholder hereunder shall be given to Representative or, if for any reason there ceases to be a Representative, to each Effective Time Shareholder.

8.5       Successors and Assigns.  All covenants and agreements and other provisions set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and permitted assigns of such party, whether or not so expressed.  Except as otherwise provided herein, none of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Company, Parent and Representative.  Notwithstanding the foregoing, nothing set forth in this Agreement shall prohibit Parent from merging the Surviving Corporation with and into Parent or assigning any of Parent’s rights hereunder to a direct or indirect Subsidiary of Parent following the Effective Time.

8.6       Severability.  In the event that any one or more of the provisions set forth herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party), it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by applicable Laws, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party).  In such case, the parties shall negotiate in good faith to amend this Agreement to replace the illegal, invalid or enforceable provision with a legal, valid and enforceable provision that reflects the parties’ intent as closely as possible.

8.7       Specific Performance.  Time is of the essence.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that, except as expressly limited or qualified with respect to periods on or after the Effective Time pursuant to the terms of this Agreement, including Article VII, the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity and the parties hereby agree to waive any requirements for posting a bond in connection with any such action.

8.8       Other Remedies.  Subject to the limitations set forth in Article VII, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

8.9       Entire Agreement.  This Agreement, including the Disclosure Schedule (and all exhibits and schedules thereto) and all Exhibits and Schedules to this Agreement, and all other agreements referred to herein, including the Related Agreements and the Non-Disclosure Agreement, set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede any prior understandings and agreements relating to the subject matter hereof and thereof.  EACH PARTY, INCLUDING ON BEHALF OF THE PARENT INDEMNIFIED PERSONS AND SELLER INDEMNIFIED PERSONS, AS THE CASE MAY BE, HEREBY ACKNOWLEDGES THAT THE OTHER PARTIES AND ITS AFFILIATES ARE NOT MAKING ANY REPRESENTATION OR WARRANTY OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY HEREBY ACKNOWLEDGES THAT, EXCEPT TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, NO OTHER PARTY OR ITS AFFILIATES IS MAKING ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY FINANCIAL PROJECTION OR FORECAST RELATING TO SUCH PARTY OR ANY OTHER INFORMATION MADE AVAILABLE, WHETHER PURSUANT TO ANY PRESENTATION MADE BY OR ON BEHALF OF SUCH PARTY, PURSUANT TO ANY ELECTRONIC OR PHYSICAL DELIVERY OF DOCUMENTATION OR OTHER INFORMATION, OR OTHERWISE, TO ANY OTHER PARTY, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES.  NOTWITHSTANDING THE FOREGOING, THE PROVISIONS OF THIS SECTION 8.9 SHALL NOT IN ANY WAY LIMIT OR OTHERWISE RESTRICT THE RIGHTS OF ANY PARTY IN RESPECT OF ANY CLAIM OR CAUSE OF ACTION UNDER APPLICABLE LAWS ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH FRAUD, OR SOLELY WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, FRAUD, WILLFUL AND KNOWING BREACH OR INTENTIONAL BREACH, BY THE COMPANY (OR ANY REPRESENTATIVE) IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.10                        Third Parties.  Nothing herein expressed or implied is intended to or shall be construed to confer upon or give to any Person any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith nor be relied upon, other than by the parties hereto, the Parent Indemnified Persons, the Seller Indemnified Persons, the Indemnified Parties and their respective permitted successors and assigns.

8.11                        Governing Law.  This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of Delaware applicable to contracts made and to be performed entirely in such state (without giving effect to the conflicts of laws provisions thereof); provided that applicable California law governing business combinations shall govern where applicable.

8.12                        Consent to Jurisdiction.  The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement shall be brought exclusively in the State of Colorado.  By execution and delivery of this Agreement, each party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and to the appellate courts therefrom solely for the purposes of disputes arising under this Agreement and not as a general submission to such jurisdiction or with respect to any other dispute, matter or claim whatsoever.  The parties hereto irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the delivery of copies thereof by overnight courier to the address for such party to which notices are deliverable hereunder.  Any such service of process shall be effective upon delivery.  Nothing herein shall affect the right to serve process in any other manner permitted by applicable Laws.  The parties hereto hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (ii) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (iii) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction.  Notwithstanding the foregoing, Indemnification Claims shall be governed by the terms of Section 7.2.

8.13                        WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

8.14                        Counterparts.  This Agreement may be executed in two or more counterparts (which may be by facsimile or in the form of a .pdf file) and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EVOLVING SYSTEMS, INC.

By:
Name:
Title:

TOPAZ MERGER SUB, INC.

By:
Name:
Title:

TELESPREE COMMUNICATIONS

By:
Name:
Title:

GILL COGAN,
solely in his capacity as Representative, with respect to Sections 1.8, 1.9, 2.2, 2.4, 5.1, 5.2, and 6.3, Article VII and Article VIII only:

By:
Name:
Title: